EXECUTION VERSION

MEMBERSHIP INTERESTS
AND
PARTNERSHIP INTERESTS
PURCHASE AGREEMENT
by and between
Alamo Group (USA) Inc.,
as Purchaser,
and
Specialized Industries LP,
as Seller

Dated as of February 24, 2014

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2.33	Improper Payments	29
2.34	Bank Accounts	30
2.35	No Other Representations and Warranties	30

ARTICLE 3	REPRESENTATIONS AND WARRANTIES RELATING TO PURCHASER	30
3.1	Authority	30
3.2	Authorization/Execution	30
3.3	Organization and Good Standing; No Violation	31
3.4	Legal Proceedings	31
3.5	Brokers and Finders	31
3.6	No Knowledge of Breach	31
3.7	No Other Representations and Warranties	31

ARTICLE 4	COVENANTS OF SELLER	32
4.1	Access and Information; Inspection Period, Preparation of Exhibits and Schedules	32
4.2	Conduct of Business	32
4.3	Negative Covenants	33
4.4	Consents	34
4.5	Additional Financial Information	34
4.6	No-Shop	35
4.7	Discharge of Debt and Encumbrances	35
4.8	Seller’s Efforts to Close	35
4.9	Updating of Disclosure Schedules	35
4.10	Seller Transfer of Intangible Property	35
4.11	Delivery of Confidential Information	35
4.12	Engagement of Accountant	35

ARTICLE 5	COVENANTS OF PURCHASER	36
5.1	Purchaser’s Efforts to Close	36
5.2	Consents	36
5.3	Required Governmental Authorizations	36

ARTICLE 6	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	36
6.1	Accuracy of Representations and Warranties and Compliance with Obligations	36
6.2	Unfavorable Action or Proceeding	37
6.3	Governmental Authorizations	37

ARTICLE 7	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	37
7.1	Accuracy of Representations and Warranties and Compliance with Obligations	37
7.2	Governmental Authorizations	37
7.3	Unfavorable Action or Proceeding	37
7.4	No Material Adverse Change	37
7.5	No Debt; No Encumbrances	38
7.6	Required Consents	38

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7.7	Estoppel Certificates	38

ARTICLE 8	TERMINATION	38
8.1	Termination	38
8.2	Termination Consequences	39

ARTICLE 9	POST-CLOSING MATTERS	39
9.1	Misdirected Payments, Etc	39
9.2	Employee Matters	39
9.3	Tax Matters	39
9.4	Seller Name Change	41

ARTICLE 10	SURVIVAL AND INDEMNIFICATION	41
10.1	Survival of Representations and Warranties	41
10.2	Indemnification of Purchaser by Seller	42
10.3	Indemnification of Seller by Purchaser	43
10.4	Limitations on Indemnification Obligations	44
10.5	Method of Asserting Claims; Defense of Claims	44

ARTICLE 11	MISCELLANEOUS PROVISIONS	46
11.1	Entire Agreement	46
11.2	Further Assurances and Cooperation	46
11.3	Successors and Assigns	46
11.4	Governing Law	47
11.5	Jurisdiction and Venue	47
11.6	Amendments	47
11.7	Notices	47
11.8	Headings	48
11.9	Confidentiality and Publicity	48
11.10	Third Party Beneficiary	48
11.11	Expenses and Attorneys’ Fees	49
11.12	Remedies Cumulative	49
11.13	No Waiver	49
11.14	Severability	49
11.15	Construction	49
11.16	Counterparts	50
11.17	Parent Obligations	50

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LIST OF EXHIBITS

EXHIBIT	DESCRIPTION
A	Form of Escrow Agreement
B	Profits Interests and Change of Control Bonus Payments
C	Form of Partners’ Certificate
D	Form of Non-Competition Agreement
E	Form of General Release
F	Calculation of Net Assets
G	Form of Intangible Property Assignment
H	Form of Skowhegan Release

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LIST OF SCHEDULES

SCHEDULE	DESCRIPTION
1.1(k)	Change of Control Bonus Agreements
1.1(cc)	Specified Permitted Encumbrances
1.3(d)	Seller Accounts
1.5(j)	Agreements to be Terminated
2.3	Seller and Transferred Entities’ Consents/Conflicts
2.4(a)	Constitutive Documents
2.4(b)	Capital Stock of the Transferred Entities
2.5	Subsidiaries
2.6(c)	Intercompany and Related Party Transactions
2.6(d)	Financial Statement Matters
2.8	Tax Matters
2.9	Material Contracts
2.10	Indebtedness
2.11(c)	Consents under Leases
2.12	Assets
2.13	Intangible Property
2.14	Legal Proceedings
2.16	Governmental Authorizations
2.20	Insurance
2.21(a)	Employees
2.21(b)	Collective Bargaining Agreements
2.22	Employee Benefits
2.23	Certain Interests
2.24	Intercompany Transactions
2.25	Inventory
2.26	Accounts Receivable
2.27	Customers and Suppliers
2.28	Product Warranty and Liability
2.29	Environmental Matters
2.30	Powers of Attorney
2.32	No Brokers or Finders – Seller
2.34	Bank Accounts
3.5	No Brokers or Finders – Purchaser
9.3(f)	Purchase Price Allocation
10.2(a)	Certain Indemnification Matters

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TABLE OF DEFINED TERMS

Term	Page
Accounting Firm	12
Accounts Receivable	21
Affiliate	2
Agreement	1
Arbitrating Accounting Firm	12
Articles	2
Assets	20
Business	1
Business Day	2
Cap	43
Capital Stock	2
CFPOA	29
Change of Control Bonus Agreements	2
Closing	7
Closing Balance Sheet	11
Closing Date	7
Closing Debt Payment	7
Closing Financial Certificate	2
Closing Net Assets	11
Code	16
Commonly Controlled Entity	25
Constitutive Documents	13
Contract Consents and Notices	37
Control	3
Damages	41
Debt	3
Deductible	44
Disclosure Schedules	3
EEC	1
EEC LLC	1
Effective Time	7
Encumbrances	3
Environmental Laws	27
Equity Rights	3
ERISA	24
Escrow Agent	7
Escrow Agreement	7
Escrow Deposit	7
Escrow Funds	7
Estimated Net Assets	11
Estimated Net Assets Payment	11

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Execution Date	1
FCPA	29
FDL	1
Final Net Assets Calculation	11
Final Purchase Price	11
Financial Statements	14
Fundamental Reps	43
Fundamental Seller Obligations	3
GAAP	3
General Release	9
Governmental Authority	3
Governmental Authorization	4
HPF	1
HSR Act	4
Indebtedness	4
Indemnified Party	44
Indemnifying Party	44
Indemnity Notice	45
Intangible Property	4
Interim Balance Sheet Date	15
Interim Financial Statements	15
Inventory	21
ITA	17
Knowledge	4
Leased Real Property	20
Leases	21
Legal Requirements	4
Liability	4
Material Adverse Change	4
Material Adverse Effect	4
Material Contract	18
Net Assets	10
Non-Competition Agreement	9
Owned Real Property	20
Parent	1
Parties	1
Party	1
Permitted Encumbrances	5
Person	5
Personal Property	20
Plan	24
Post-Closing Tax Period	5

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Pre-Closing Tax Period	5
Prepaids	21
Profits Interests Payments	7
Purchaser	1
Real Property	20
Review Period Expiration Time	37
Scheduled Intangible Property	21
Sections	2
Seller	1
Skowhegan Environmental Liabilities	5
Skowhegan Release	10
Specified Courts	46
Straddle Period	5
Super Products	1
Superseded Agreement	45
Target Net Assets	11
Tax	5
Tax Proceeding	6
Tax Return	6
Third Party Claim	44
Transaction Documents	6
Transaction Expenses	6
Transferred Entities	1
Transferred Interests	1
WE GP	1
WE LP	1
WEC	1

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MEMBERSHIP INTERESTS AND PARTNERSHIP INTERESTS
PURCHASE AGREEMENT
This MEMBERSHIP INTERESTS AND PARTNERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of February, 2014 (the “Execution Date”), by and between ALAMO GROUP (USA) INC., a Delaware corporation (“Purchaser”), SPECIALIZED INDUSTRIES LP, a Delaware limited partnership (“Seller”) and, for purposes of Section 11.17 hereof, ALAMO GROUP, INC. a Delaware corporation (“Parent”). Seller and Purchaser are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”
R E C I T A L S:
A.    Seller, together with Howard P. Fairfield, LLC, a Delaware limited liability company (“HPF”), Fond du Lac Investments, LLC, a Wisconsin limited liability company (“FDL”), Super Products LLC, a Delaware limited liability company (“Super Products”), Wausau-Everest L.P., a Delaware limited partnership (“WE LP”), Wausau-Everest GP, LLC, a Delaware limited liability company (“WE GP”), Wausau Equipment Company, Inc., a Delaware corporation (“WEC”), Everest Equipment Co., a Nova Scotia unlimited liability company (“EEC”), and Everest Equipment Company, LLC, a Delaware limited liability company (“EEC LLC”, and together with HPF, FDL, Super Products, WE LP, WE GP, WEC and EEC, the “Transferred Entities”), own certain assets and properties, that are collectively used for the manufacture and sale of a diverse range of industrial products (the “Business”); and
B.    Seller owns, directly or indirectly, all of the Capital Stock of the Transferred Entities; and
C.    Purchaser desires to purchase from Seller (i) all the Capital Stock of HPF, FDL, Super Products and WE GP and (ii) all the limited partnership interests of WE LP (the interests in “(i)” and “(ii)” collectively, the “Transferred Interests”), and Seller desires to sell the Transferred Interests to Purchaser for the consideration and upon the terms and conditions contained in this Agreement.
A G R E E M E N T:
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, the Parties hereto agree as follows:
ARTICLE 1
INTERPRETATION AND DEFINITIONS; SALE AND TRANSFER;
CONSIDERATION; CLOSING
1.1    Interpretation and Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

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(a)    The defined terms used in this Agreement shall include the plural as well as the singular.
(b)    Except as otherwise provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned under GAAP.
(c)    All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement.
(d)    Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.
(e)    The words “including” and “include” shall be deemed to mean in each instance “including, without limitation,” except as stated otherwise herein.
(f)    Except as otherwise provided in this Agreement, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular Article, Section or other subdivision.
(g)    References herein to “$” or “dollars” refer to U.S. dollars.
(h)    “Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with a second Person.
(i)    “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Seguin, Texas are permitted or required to be closed.
(j)    “Capital Stock” means, with respect to any Person, (i) if such Person is a corporation, any and all shares of capital stock or share capital, participations in profits or other equivalents (however designated), or other equity interests of such Person, (ii) if such Person is a limited liability company, any and all membership units or other interests (including rights as an assignee), or (iii) if such Person is a partnership or other entity, any and all partnership or entity units or other interests (including rights as a general partner, limited partner or an assignee); provided however, that “Capital Stock” shall not include the Change of Control Bonus Agreements.
(k)    “Change of Control Bonus Agreements” means the agreements listed on Schedule 1.1(k) hereof.
(l)    “Closing Financial Certificate” means a certificate executed by Seller, dated as of the Closing Date, certifying, to the actual knowledge of Seller, an itemized list of all Debt of each Transferred Entity with a description of the nature of such Debt, the Person to whom such Debt is owed, and the amount of such Debt that remains outstanding and unpaid as of immediately prior to the Closing.

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(m)    “Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(n)    “Debt” means: (i) any outstanding Indebtedness for borrowed money owed to third parties, (ii) any capital leases, (iii) any other Indebtedness where a lien associated with such Indebtedness is placed on any Transferred Entity’s Assets, other than Permitted Encumbrances; and (iv) any letters of credit, but only to the extent any such letter of credit has been drawn upon.
(o)    “Disclosure Schedules” means the schedules attached to and constituting a part of this Agreement.
(p)    “Encumbrances” means Equity Rights, liens, claims, options, charges, pledges, mortgages, hypothecs (legal or otherwise) security interests, voting agreements or trusts, proxies, preemptive rights, rights of first refusal, conditional sales agreements, encumbrances or similar restrictions or interests and in regards to real property, easements, servitudes, rights of way or resolutory conditions.
(q)    “Equity Rights” means, with respect to any Person, (i) any warrants, options, or other rights to subscribe for or purchase, or obligations to issue, any Capital Stock of such Person, including, without limitation, any options or similar rights issued or issuable under any employee stock option plan, pension plan, or other Plan of such Person, or (ii) any plan for, or other rights to, phantom stock or other arrangement intended to result in payments by such Person which track or reflect the value (or change in value) of any Capital Stock of such Person; provided however, that “Equity Rights” shall not include the Change of Control Bonus Agreements.
(r)    “Fundamental Seller Obligations” means (i) breaches by Seller (A) under Section 1.7 (Net Assets Settlement), (B) of the Fundamental Reps, (C) of Article IX (Post-Closing Matters), (D) under Section 11.11 (Expenses and Attorneys’ Fees), (E) of the Escrow Agreement, (F) of the Non-Competition Agreement, and (G) of the General Release, and (ii) payment by Seller of: (a) any Debt of the Transferred Entities at Closing that is not fully paid at Closing or included in the Closing Net Assets, and (b) any Profits Interest and Change of Control Bonus Payments that are not fully paid at Closing or included in the Closing Net Assets.
(s)    “GAAP” means United States generally accepted accounting principles consistently applied.
(t)    “Governmental Authority” means any government, any arbitration panel, any court, or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any foreign or domestic state, province, commonwealth, nation, territory, possession, country, parish, county, city, town, township, village or municipality.
(u)    “Governmental Authorization” means any consent, approval, permit, license, clearance, waiver or other authorization issued, granted, given or otherwise made available

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by a Governmental Authority or pursuant to any Legal Requirement, which is necessary for any Transferred Entity to conduct the Business.
(v)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act, as amended from time to time.
(w)    “Indebtedness” means, with respect to any Person, all (i) obligations for borrowed money which in accordance with GAAP would be required to be presented upon such Person’s balance sheet as Liabilities, (ii) Liabilities secured by any Encumbrance existing on property owned or acquired by such Person or a subsidiary thereof, whether or not the liability secured thereby shall have been assumed by or shall otherwise be such Person’s legal liability, (iii) capitalized lease obligations of such Person, and (iv) all guarantees, endorsements and other contingent Liabilities in respect of Indebtedness of any other Person.
(x)    “Intangible Property” means all items of intangible property, and applications therefor, of Seller and the Transferred Entities, including the Scheduled Intangible Property.
(y)    “Knowledge” and similar variations thereof, means (i) with respect to Seller, the actual knowledge, as of the relevant date, of all directors, officers and senior management of Seller and the Transferred Entities after reasonable inquiry of employees of the Business and consultants of the Business responsible for the relevant matters and (ii) with respect to Purchaser, the actual knowledge, as of the relevant date, of Ron Robinson, Jeffery Leonard, Donald Duncan, John Fisher, Bob George, Dan Malone and Richard Wehrle.
(z)    “Legal Requirements” means all laws, regulations, rules, ordinances, decrees, orders, restrictions or other standards imposed by a Governmental Authority applicable to a Party or to the conduct or operation of its business.
(aa)    “Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
(bb)    “Material Adverse Change” or “Material Adverse Effect,” means any event, change, effect, occurrence, fact or condition that, individually or in the aggregate, (i) is materially adverse to the Business, results of operations, or financial condition of (x) the Business taken as a whole or (y) any of WE LP, Super Products or HPF, individually, or (ii) would materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.
(cc)    “Permitted Encumbrances” means (i) Encumbrances for Taxes that are not yet due and payable or Encumbrances for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (ii) statutory or common law Encumbrances to secure obligations to landlords, lessors or renters under leases, legal hypothecs

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or rental agreements; (iii) mechanics’, materialmens’, workmens’, repairmens’, contractors’ or other similar Encumbrances arising or incurred in the ordinary course of business; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other Social Security programs mandated under Legal Requirements; (v) easements, rights-of-way, servitudes, reservations of mineral rights, reservations from the government or the Crown, covenants, conditions, use and building by-laws, restrictions, zoning ordinances and other similar charges and Encumbrances of record not interfering materially with the ordinary conduct of the Business or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto and the matters set forth on Schedule 1.1(cc).
(dd)    “Person” means any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.
(ee)    “Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.
(ff)    “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.
(gg)    “Skowhegan Environmental Liabilities” means any Liability relating to the Real Property located at 9 Green Street, 3 Mitchell Street or 30 Willow Street in Skowhegan, Maine or the operations of HPF, its predecessors or successors conducted on or in the vicinity of such Real Property related to any matter disclosed or identified on Schedule 2.29 or disclosed or identified in any of the reports identified on Schedule 2.29.
(hh)    “Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date; but such end date shall not exceed December 31, 2014 or the end of any Transferred Entity’s 2014 fiscal year, whichever is later.
(ii)    “Tax” means any income, gross receipts, premiums, profits, capital, franchise, withholding, payroll, employment, social security, workers’ compensation, unemployment, disability, real property, personal property, ad valorem, stamp, excise, registration, occupation, service, sales, use, license, lease, transfer, import, export, customs, value added, severance, environmental, alternative or add-on minimum, estimated or other similar tax (including any fee, assessment, levy, tariff, charge or duty in the nature of or in lieu of any tax) imposed by any Governmental Authority, and any interest, penalties, additions, governmental charges or additional amounts in respect of the foregoing. The term “Tax” includes, with respect to any Person, such Person’s liability for Taxes imposed on any consolidated or combined basis, and such Person’s obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
(jj)    “Tax Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator and relating to any actual, proposed, or potential claim or assessment of Taxes

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(kk)    “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with any Legal Requirement relating to, any Tax.
(ll)    “Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Non-Competition Agreement, the General Release and all other agreements, instruments, certificates, closing and other letters and other documents executed and/or delivered in connection herewith or therewith, in each case as amended, restated, supplemented, or otherwise modified from time to time.
(mm)    “Transaction Expenses” means all third party fees and expenses incurred by or on behalf of the Transferred Entities prior to the Closing Date in connection with the Transaction Documents and the transactions contemplated thereby whether or not billed or accrued that are unpaid as of the Closing (including any fees and expenses of legal counsel and the fees and expenses payable to financial advisors, investment bankers and brokers of the Transferred Entities and any such fees incurred by the Seller paid for or to be paid for by any Transferred Entity).
Capitalized terms used in this Agreement shall have the definitions assigned to such terms elsewhere in this Agreement. For ease of reference, the page containing the definition of each such capitalized term is set forth in the table of defined terms included elsewhere as a part of this Agreement.
1.2    Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties and covenants herein set forth, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all the Transferred Interests. The Transferred Interests shall be sold to Purchaser, as provided in this Section 1.2, free and clear of any and all Encumbrances, but subject to the Constitutive Documents and applicable federal and state securities laws.
1.3    Purchase Price and Payment. In consideration of the sale by the Seller to the Purchaser of the Transferred Interests, the aggregate purchase price to be paid to the Seller is One Hundred Eighty Five Million Seven Hundred Fifty Thousand Dollars ($185,750,000) (as may be adjusted at the Closing for the Estimated Net Assets Payment pursuant to Section 1.7(b), the “Closing Purchase Price”). The Closing Purchase Price shall be adjusted following the Closing pursuant to Sections 1.7(c) and 1.7(d) to determine the Final Purchase Price as provided in Section 1.7. The Closing Purchase Price shall be paid at Closing as follows:
(a)    First, the Purchaser shall pay, on behalf of the Seller and the Transferred Entities, by wire transfer of immediately available funds, all Debt of the Transferred Entities via wire transfers of immediately available funds, to the Persons set forth on the Closing Financial Certificate (all such payments made at the Closing in accordance with this Section 1.3(a) are referred to collectively as the “Closing Debt Payment”), with any such payment made on behalf of EEC to be treated for all purposes as an advance by Purchaser to EEC.

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(b)    Second, the Purchaser shall deposit (i) Nine Million Three Hundred Thousand Dollars ($9,300,000) (the “Escrow Deposit,” and together with all earnings thereon, the “Escrow Funds”) with Bank of America, N.A., as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds. The Escrow Funds will be held, invested and disbursed as specified in an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).
(c)    Third, the Purchaser shall pay, on behalf of the Seller or a Transferred Entity, as applicable, to the holders of profits interests in Seller and Change of Control Bonus Agreements set forth on Exhibit B, payments of the amounts owed to such holders in amounts determined by such agreements following the determination of the Final Purchase Price (an estimate is set forth on Exhibit B) via wire transfer of immediately available funds (the “Profits Interests and Change of Control Bonus Payments”)
(d)    Fourth, the Purchaser shall pay to Seller by wire transfer of immediately available funds to the account designated in writing by Seller to Purchaser an amount equal to the Closing Purchase Price, minus the Closing Debt Payment, Escrow Deposit and the Profits Interest and Change of Control Bonus Payments.
1.4    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Central Time, at the offices of Purchaser on the date that is five (5) Business Days following the termination of the applicable waiting period under the HSR Act, or at such other time, date and place as may be mutually agreed upon by the Parties (the “Closing Date”). The Closing with respect to the transfer of the Transferred Interests shall be deemed to have occurred and to be effective as between the Parties as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”). The Parties intend and agree that the transactions contemplated herein to be taken by the Parties at the Closing shall, for all purposes, be deemed to have occurred as of the Effective Time.
1.5    Items to be Delivered by Seller at Closing. At or before the Closing, Seller shall deliver to Purchaser the following, in the form provided for below or otherwise satisfactory to Purchaser:
(a)    duly executed assignments of membership interests or partnership interests to transfer the Transferred Interests, as applicable;
(b)    all existing ownership books, ownership ledgers, minute books and seals of the Transferred Entities (including the certificates evidencing the shares of Capital Stock of EEC registered in the name of WE LP);
(c)    the Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably necessary for the Purchaser to verify and determine the amount of each item of Debt of the Transferred Entities as of immediately prior to the Closing;

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(d)    executed payoff letters in a form reasonably acceptable to the Purchaser, executed by each Person (i) holding any Debt of the Transferred Entities and evidence reasonably satisfactory to the Purchaser that all Encumbrances (other than Permitted Encumbrances) relating to such Debt shall have been released prior to or shall be released simultaneously with or promptly after the Closing and (ii) receiving a Profits Interest and Change of Control Bonus Payment at Closing;
(e)    a certificate from the Secretary of the Seller certifying as to (i) the current certificate of formation, certificate of organization, certificate or articles of incorporation, certificate of limited partnership or other similar formation document of each Transferred Entity and the Seller, (ii) the current bylaws, company agreement, operating agreement, limited partnership agreement or other similar governing document of each Transferred Entity and the Seller, and (iii) resolutions of the partners or other governing authority of Seller, approving the Transaction Documents and the transactions contemplated under the Transaction Documents. Such certificate shall also include incumbency certificates of the officers who are authorized to execute, deliver, and perform the Transaction Documents to be executed by Seller in connection herewith;
(f)    a certificate of Seller, duly executed by the President or any Officer of Seller, certifying to Purchaser (i) that all the representations and warranties of Seller contained herein are true in all material respects as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true in all material respects on and as of such earlier date, (ii) that Seller has performed or complied with the covenants and agreements in this Agreement required to be performed or complied with by Seller prior to Closing and (iii) that all of the conditions contained in Article 6 have been satisfied except those, if any, waived in writing by Seller;
(g)    a certificate of the partners of Seller in the form attached hereto as Exhibit C, duly executed by each partner of Seller;
(h)    with respect to each Transferred Entity, a certificate or attestation, dated no earlier than the fifteenth (15th) Business Day prior to the Closing Date of the applicable Governmental Authority of the state or province where such Transferred Entity is formed, stating that such Transferred Entity is in existence in such state or province, and a certificate or attestation, dated not earlier than the fifteenth (15th) Business Day prior to the Closing Date, of the applicable Governmental Authority of each state or province where such Transferred entity is formed or qualified to do business as a foreign entity, stating that such Transferred Entity is in good standing in such state or province;
(i)    with respect to Seller, a certificate, dated no earlier than the fifteenth (15th) Business Day prior to the Closing Date, of the applicable Governmental Authority stating that Seller is in existence in the state of its formation and a certificate, dated not earlier than the fifteenth (15th) Business Day prior to the Closing Date, of the applicable Governmental Authority stating that Seller is in good standing in the state of its formation;
(j)    evidence reasonably satisfactory to the Purchaser that each of the agreements listed on Schedule 1.5(j) has been terminated;

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(k)    (i) a certification by each Transferred Entity with respect to the Capital Stock of such Transferred Entity which meets the requirements of Treasury Regulation Section 1.1445-2(c)(3); or (ii) a certificate of non-foreign status by Seller which meets the requirement of Treasury Regulation 1.1445-2(b)(2);
(l)    executed resignations of all the officers, directors and managers, as applicable, of each Transferred Entity, resigning all officer, director and manager positions, as applicable, held with any Transferred Entity;
(m)    the Escrow Agreement, duly executed by Seller;
(n)    a non-competition agreement for Seller in the form of Exhibit D (the “Non-Competition Agreement”), duly executed by Seller;
(o)    a general release in the form of Exhibit E (the “General Release”), duly executed by Seller; and
(p)    such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by the Transaction Documents and to comply with the terms thereof.
1.6    Items to be Delivered by Purchaser at Closing. At or before the Closing, Purchaser shall deliver to Seller, or such other Person noted in this Section 1.6, the following, in the form provided for below or otherwise satisfactory to Seller:
(a)    deposit of the Escrow Deposit with the Escrow Agent by wire transfer of immediately available funds to the accounts specified by Escrow Agent;
(b)    to the third parties set forth on the Closing Financial Certificate, payments of the Debt of the Transferred Entities via wire transfer of immediately available funds;
(c)    to the Persons set forth on Exhibit B, payments of the Profits Interest and Change of Control Bonus Payments;
(d)    to Seller, the payment contemplated by Section 1.3(d), by wire transfer of immediately available funds to the account specified on Schedule 1.3(d);
(e)    to Seller, a certificate from the Secretary of the Purchaser certifying as to (i) the certificate of incorporation of the Purchaser, and (ii) resolutions of the board of directors of the Purchaser approving the Transaction Documents and the transactions contemplated under the Transaction Documents. Such certificate shall also include incumbency certificates of the Purchaser’s officers who are authorized to execute, deliver, and perform the Transaction Documents to be executed by the Purchaser in connection herewith;
(f)    a certificate of Purchaser, duly executed by the President or any Officer of Purchaser, certifying to Seller (i) that all the representations and warranties of Purchaser contained herein are true in all material respects as of the Closing Date with the same effect as though made

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at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true in all material respects on and as of such earlier date, (ii) that Purchaser has performed or complied with the covenants and agreements in this Agreement required to be performed or complied with by Purchaser prior to Closing and (iii) that all of the conditions contained in Article 7 have been satisfied except those, if any, waived in writing by Purchaser;
(g)    to Seller, a certificate, dated no earlier than the fifteenth (15th) Business Day prior to the Closing Date, of the Secretary of State of the State of Delaware stating that the Purchaser is in existence in the State of Delaware and a certificate, dated no earlier than the fifteenth (15th) Business Day prior to the Closing Date, of the Secretary of State of the State of Delaware stating that the Purchaser is in good standing in the State of Delaware;
(h)    the Escrow Agreement, duly executed by Purchaser;
(i)    the Non-Competition Agreement, duly executed by Purchaser;
(j)    a General Release in the form of Exhibit “H” the “Skowhegan Release”); and
(k)    such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by the Transaction Documents and to comply with the terms thereof.
1.7    Net Assets Settlement.
(a)    As used herein, the term “Net Assets” means the total consolidated assets of the Transferred Entities, minus current liabilities (excluding Debt) of the Transferred Entities, each determined in accordance with GAAP and consistent with past practices of the Transferred Entities, exercising the same accounting policies, conventions, principles and methods used in the preparation of the audited balance sheet of Seller as of December 29, 2012 and the unaudited balance sheet of November 23, 2013. Set forth on Exhibit F hereto is an illustration of the calculation of Net Assets as of December 29, 2012 and November 23, 2013. For the avoidance of doubt, Net Assets shall (i) not include intercompany accounts or financial entries representing transactions between or among the Transferred Entities and Seller and (ii) be calculated in the same manner as set forth on Exhibit F.
(b)    Notwithstanding any prior deliveries of Estimated Net Assets (defined below) by Seller to Purchaser, no less than five (5) Business Days prior to Closing, Seller shall in good faith deliver to Purchaser a reasonable estimate of Net Assets as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available (“Estimated Net Assets”) and supporting financial statements showing the derivation of such estimate. Any previous deliveries of Estimated Net Assets by Seller to Purchaser, prior to the Execution Date, shall not be effective to satisfy Seller’s obligations under this Section 1.7(b). The “Estimated Net Assets Payment” shall equal the difference between the Estimated Net Assets and One Hundred Eleven Million Six Hundred Thousand Dollars ($111,600,000) (the “Target Net

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Assets”). If Estimated Net Assets exceeds Target Net Assets, the Estimated Net Assets Payment shall be added to the Closing Purchase Price. If the Estimated Net Assets is less than Target Net Assets, the Closing Purchase Price shall be reduced by the amount of the Estimated Net Assets Payment.
(c)    Within ninety (90) days after the Closing, Purchaser shall deliver to Seller (i) a balance sheet of the Business, which shall be prepared in accordance with GAAP and consistent with past practices of the Transferred Entities, as of the Effective Time (the “Closing Balance Sheet”) and (ii) a calculation of the Net Assets, as reflected in the Closing Balance Sheet, as of the Effective Time (the “Final Net Assets Calculation”). Seller shall have full access to the financial books and records pertaining to the Business to confirm or audit the Closing Balance Sheet and the Final Net Assets Calculation. If, within thirty (30) days after the date on which the Closing Balance Sheet and the Final Net Assets Calculation are delivered by the Purchaser to Seller, the Seller has not given written notice to Purchaser of Seller’s objection thereto, then the Closing Balance Sheet and the Final Net Assets Calculation provided by the Purchaser will be final and binding on Seller and Purchaser. If Seller disagrees with Purchaser’s determination of the Final Net Assets Calculation, the Seller shall notify Purchaser in writing within thirty (30) days after Purchaser’s delivery to Seller of the Closing Balance Sheet and its determination of the Final Net Assets Calculation and state the basis of the disagreement. If Seller and Purchaser fail to agree within thirty (30) days after Seller’s delivery of notice of disagreement on the amount of the Final Net Assets Calculation, such disagreement shall be resolved in accordance with the procedures set forth in Section 1.7(e), which shall be the sole and exclusive remedy for resolving disputes relating to the determination of the Final Net Assets Calculation.
(d)    Settlement of Net Assets.
(i)    The Closing Purchase Price shall be increased or decreased (the Closing Purchase Price as adjusted pursuant to this Section 1.7(d) is referred to herein as the “Final Purchase Price”) based on the difference between the actual Net Assets as of the Effective Time (the “Closing Net Assets”) and the Estimated Net Assets. If Closing Net Assets is greater than Estimated Net Assets, Purchaser shall pay to Seller, by wire transfer of immediately available funds, within three (3) Business Days after the determination of Closing Net Assets shall have become final and binding on the Parties, an amount equal to the excess.
(ii)    If Closing Net Assets is less than Estimated Net Assets, Purchaser and Seller shall, within three (3) Business Days after the determination of Closing Net Assets shall have become final and binding on the Parties, jointly instruct the Escrow Agent to pay from the Escrow Funds, by wire transfer of immediately available funds, to Purchaser an amount equal to the deficiency. If the deficiency is in excess of the Escrow Funds, then Seller shall also, within three (3) Business Days after the determination of Closing Net Assets shall have become final and binding on the Parties, pay an amount necessary to satisfy the deficiency by wire transfer of immediately available funds.
(e)    Dispute of Adjustments. In the event that Seller and Purchaser are not able to agree on the Final Net Assets Calculation within thirty (30) days after Seller’s delivery of notice of disagreement in accordance with Section 1.7(c) hereof, Seller and Purchaser shall each have the

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right to require that such disputed determination be submitted to such independent certified public accounting firm (the “Accounting Firm”) as the Seller and Purchaser may then promptly mutually agree upon in writing for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of the Final Net Assets Calculation). If the Parties cannot agree on an Accounting Firm, then Purchaser will choose one Accounting Firm and Seller will choose one Accounting Firm, and the two chosen Accounting Firms will choose a third Accounting Firm. The third Accounting Firm will decide the matters in dispute. The submission of the disputed matter to the Accounting Firm selected pursuant to this Section 1.7(e) (the “Arbitrating Accounting Firm”) shall be the exclusive remedy for resolving disputes relative to the determination of the Final Net Assets Calculation. Absent manifest error, the Arbitrating Accounting Firm’s determination shall be binding upon Seller and Purchaser. The Arbitrating Accounting Firm’s fees and expenses shall be borne equally by Purchaser, on the one hand, and Seller, on the other hand.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER
Except as otherwise indicated on the applicable Disclosure Schedules expressly related to the particular representation or warranty stated below in this Article 2, Seller hereby represents and warrants to Purchaser as to the following matters:
2.1    Authority. Seller has full power and authority to enter into the Transaction Documents and to carry out and perform the transactions contemplated therein.
2.2    Authorization/Execution. All limited partnership and other actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, all documents executed by Seller which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Seller. No other limited partnership or other action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by Seller and, assuming due and valid execution by, and enforceability against, Purchaser, the Transaction Documents constitute the valid and binding obligations of Seller enforceable in accordance with their respective terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) general principles of equity.
2.3    No Conflicts. Except as provided in Schedule 2.3, the execution and delivery of the Transaction Documents and the performance of the transactions contemplated thereby to which Seller is or will be a Party do not (a) violate any decree or judgment of any court or Governmental Authority, which is applicable or binding upon Seller or any Transferred Entity, (b) violate in any material respect any Legal Requirements applicable to Seller or any Transferred Entity, (c) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any Encumbrance upon any of the Transferred Interests owned by Seller, or any

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assets of any Transferred Entity, under any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Seller or any Transferred Entity is a party, or by which Seller or any Transferred Entity is bound; (d) require the consent of any Governmental Authority or third party under any Material Contract; (e) permit the acceleration of the maturity of any Indebtedness of Seller or any Transferred Entity; or (f) violate or conflict with any provision of the certificate of formation, certificate of organization, certificate of incorporation, certificate of limited partnership or other similar formation document of Seller or any Transferred Entity or the bylaws, company agreement, operating agreement, limited partnership agreement or other similar governing document of Seller or any Transferred Entity .
2.4    Title to Capital Stock of the Transferred Entities.
(q)    Seller is the legal, beneficial, record and equitable owner of the Transferred Interests, free and clear of any and all Encumbrances, subject to the Constitutive Documents, which are listed on Schedule 2.4(a) (the “Constitutive Documents”), and applicable federal and state securities laws. Seller has not granted and is not a party to any agreement granting purchase rights, preemptive rights, rights of first refusal or any similar or comparable rights with respect to the Transferred Interests. At the Closing, Seller will convey to Purchaser valid title to the Transferred Interests free and clear of any and all Encumbrances, subject to the Constitutive Documents and applicable federal and state securities laws.
(r)    The authorized and issued and outstanding Capital Stock of each Transferred Entity is set forth on Schedule 2.4(b). All such outstanding Capital Stock of the Transferred Entities are fully paid and nonassessable and are free and clear of any Encumbrance and other restrictions, including any restrictions on the right to vote, sell, or otherwise dispose of such interests or Capital Stock; other than restrictions under the Constitutive Documents or applicable federal and state securities laws. All of the issued and outstanding Capital Stock of the Transferred Entities are owned of record and beneficially by the Persons as set forth on Schedule 2.4(b); and, except as set forth on Schedule 2.4(b), none of such Capital Stock of the Transferred Entities are certificated. Seller has provided to Purchaser a correct and complete copy of the Capital Stock register and Capital Stock transfer records of each Transferred Entity listing all owners of Capital Stock of the Transferred Entities and the outstanding share certificates, if any, and total number of Capital Stock issued to each owner of the Transferred Entities since their inception. Except as set forth in the Constitutive Documents or on Schedule 2.4(b), no Transferred Entity has any Capital Stock authorized for issuance and has no Capital Stock held in treasury. Within the three (3) year period prior to the Execution Date, and since the Execution Date, no Transferred Entity, except as provided in the Constitutive Documents has purchased any Capital Stock of such Transferred Entity. There are (i) no voting trusts or other agreements or undertakings with respect to the voting of the Capital Stock of the Transferred Entities and (ii) no agreements to which any Transferred Entity or any of their shareholders, members, partners, directors or officers is a party granting any other Person any pre-emptive, rights of first offer or first refusal, registration rights, “drag-along,” “tag-along,” or similar rights with respect to any transfer of any Capital Stock of any Transferred Entity to which any Transferred Entity is a party. There are no obligations (whether fixed or contingent) on the part of any Transferred Entity, or any of their respective directors or officers, or any other Person with respect to the purchase, repurchase, or redemption of any outstanding Capital Stock of such

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Transferred Entity, other than as contemplated by this Agreement. No additional ownership interests or Capital Stock of any Transferred Entity will become issuable to any Person pursuant to any “anti-dilution” provisions of any such issued and outstanding security of any Transferred Entity on account of the transactions contemplated by the Transaction Documents. No Transferred Entity has issued any Equity Rights or authorized the issuance of Equity Rights. All issued and outstanding Capital Stock of the Transferred Entities have been issued and offered in compliance in all material respects with all applicable federal and state securities laws.
2.5    Organization and Good Standing; No Subsidiaries.
(l)    Each Transferred Entity (i) is duly formed, validly existing and in good standing under the laws of the state or province of its formation, (ii) is qualified to do business as a foreign entity and is in good standing in each jurisdiction in which it is required to be qualified to do business as a foreign entity, and (iii) has full power and authority to own and operate its properties and carry on the Business as now conducted by such Transferred Entity.
(m)    Except as set forth on Schedule 2.5, no Transferred Entity (i) has any subsidiaries, whether direct or indirect, (ii) has any equity interest or investment in any other Person, (iii) has any other right or obligation to purchase any equity interest or other investment in any other Person or (iv) is a partner of or joint venturer with any other Person.
2.6    Financial Statements; Changes.
(f)    Seller has delivered to Purchaser the consolidated and consolidating balance sheets for Seller for the years ended at December 29, 2012, December 31, 2011 and January 1, 2011 and the related statements of operations for the periods then ended (the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis throughout such periods. The Financial Statements are complete and correct in all material respects and present fairly in all material respects the results of operations and the financial condition of the Transferred Entities for the periods covered. Since December 29, 2012, there has been no change in any of the significant accounting policies, practices or procedures of the Transferred Entities.
(g)    Seller has delivered to Purchaser unaudited consolidating and consolidated balance sheets for the Seller dated November 23, 2013 (the “Interim Balance Sheet Date”) and the related consolidating and consolidated income statements for the preceding eleven (11) month period (the “Interim Financial Statements”). Such Interim Financial Statements have been prepared in conformity with GAAP consistent with past practices of Seller except that the Interim Financial Statements do not include footnotes and are subject to normal year-end adjustments. The Interim Financial Statements are complete and correct in all material respects and present fairly in all material respects the results of the operations of the Transferred Entities and the financial condition of the Transferred Entities for the period covered. The Interim Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein other than normal year-end adjustments which are not material in amount in the aggregate. At the Interim Balance Sheet Date, the Transferred Entities do not have any material Liability that, in accordance with GAAP, should have been shown or reflected on the interim balance sheet but was not.

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(h)    Except as set forth on Schedule 2.6(c), the Financial Statements and Interim Financial Statements do not contain transactions between (i) the Seller or any of its Affiliates (other than the Transferred Entities) and any Transferred Entity or (ii) any Transferred Entity and any other Transferred Entity or any of its Affiliates.
(i)    Except as set forth in Schedule 2.6(d), since the Interim Balance Sheet Date, with respect to the Transferred Entities and the Business, whether or not in the ordinary course of business, there has not been, occurred or arisen:
(i)    any change in or event affecting either any Transferred Entity or the Business, that has had or would reasonably be expected to have a Material Adverse Effect; or
(ii)    any casualty, loss, damage or destruction of any property of any Transferred Entity that has involved or may involve a material loss to such Transferred Entity in excess of applicable insurance coverage.
2.7    No Undisclosed Liabilities. No Transferred Entity has any Liability required to be reflected on a balance sheet prepared in accordance with GAAP except for Liabilities reflected or reserved against in the Financial Statements or Interim Financial Statements and Liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet.
2.8    Taxes. Except as set forth in Schedule 2.8:
(a)    Each Transferred Entity has timely filed (taking into account valid extensions of the time for filing) all Tax Returns required to have been filed and all such Tax Returns were true, correct and complete in all material respects. All Taxes owed by each Transferred Entity (whether or not shown on any Tax Return) that have become due and payable have been paid. All estimated Tax payments required to avoid imposition of any underpayment penalties on any Transferred Entity with respect to Tax Returns not yet due have been paid. No Transferred Entity is currently the beneficiary of any extension of time within which to file any Tax Return. No Transferred Entity has received any notice of any claim by any authority in a jurisdiction where such Transferred Entity does not file Tax Returns that such Transferred Entity is or may be subject to taxation by that jurisdiction. No claim for refund or credit of any Tax has been filed by any Transferred Entity, which has not been paid or resolved.
(b)    Each Transferred Entity has withheld and paid or remitted all Taxes required to have been withheld and paid or remitted under applicable Legal Requirements.
(c)    Each Transferred Entity has made available to Purchaser (i) correct and complete copies of all Tax Returns relating to such Transferred Entity for all Tax periods ending on or after December 31, 2006, and (ii) any examination reports, statements of deficiencies and assessments by any Governmental Authority against or agreed to by any Transferred Entity since December 31, 2006. No Governmental Authority is expected to assess additional Taxes on any Transferred Entity for any period for which Tax Returns have been filed. There is no dispute or claim of which any Transferred Entity has received notice concerning any Tax Liability of any Transferred Entity claimed, threatened or otherwise raised by any Governmental Authority. No

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Transferred Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.
(d)    Each Transferred Entity’s Liability for Taxes (i) as of the Interim Balance Sheet Date does not exceed the accrued liability for Taxes of such Transferred Entity (not including any accrual for Taxes with respect to timing differences between book and Tax income) on the balance sheet included in the Interim Financial Statements (rather than any notes thereto), and (ii) do not exceed such accrued liability for Taxes as adjusted in accordance with past custom and practice.
(e)    There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.
(f)    No property owned by any Transferred Entity is “tax-exempt use property” within the meaning of Section 168(h) of the Code. No Transferred Entity is a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954.
(g)    No Transferred Entity is under any obligation to make a payment that will not be deductible under Section 280G of the Internal Revenue Code of 1986 (the “Code”). Each Transferred Entity has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement (i) of federal income tax under Section 6662 of the Code or (ii) of any Tax under a similar provision of state, local or foreign Tax Legal Requirements. No Transferred Entity has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or in any other transaction requiring disclosure under similar Legal Requirements. No Transferred Entity (A) has been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has any Liability for the Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any similar Legal Requirements), as a transferee or successor, by contract or otherwise. No Transferred Entity has been a party to any Tax allocation or sharing agreement. No Transferred Entity is currently or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(h)    Each Transferred Entity is and has been in full compliance with all terms and conditions of any tax exemptions, tax holidays or other tax reduction agreements. The consummation of the transactions contemplated herein will not have any Material Adverse Effect on the continued validity and effectiveness of any such tax exemption, tax holiday or other tax reduction agreement or order.
(i)    No Transferred Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code in the two (2) years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(c) of the Code).

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(j)    No Transferred Entity has requested or received any rulings, agreements, or similar arrangements between such Transferred Entity and any Governmental Authority affecting the Taxes imposed on such Transferred Entity, its assets or activities for any period ending after the Execution Date, including any advance pricing agreement, consent to any accounting method or closing agreement.
(k)    Except for WE GP, no Transferred Entity is a partner in any entity classified as a partnership for federal income Tax purposes.
(l)    WEC is, and has at all times since its formation been, validly and properly classified as a C corporation (as defined in Code Section 1361(a)(ii)) under the Code.
(m)    All Transferred Entities, other than WEC, are, and have at all times since their formation been, treated as a pass-through entity for United States federal Tax purposes.
(n)    WE LP is, and has at all times since its formation been, treated as a partnership for federal Tax purposes.
(o)    The limited partnership interests of WE LP are not “taxable Canadian property” for the purposes of the Income Tax Act (Canada) (the “ITA”).
(p)    No Transferred Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Execution Date as a result of any (i) change in method of accounting filed on or prior to the Execution Date, (ii) closing agreement as described in Section 7121 of the Code (or any similar Legal Requirements) executed on or prior to the Execution Date or (iii) installment sale or open transaction disposition made on or prior to the Execution Date, or (iv) prepaid amount received on or prior to the Execution Date.
(q)    EEC has not and has not been deemed to have, for purposes of the ITA, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or deemed interest or any other amount other than at a fair market value rate to or from, any Person, firm, or corporation with whom it does not deal at arm’s length within the meaning of the ITA.
(r)    EEC has not incurred any deductible outlay or expense owning to a Person not dealing at arm’s length, for the purposes of the ITA, with EEC, the amount of which would, in the absence of an agreement filed under Paragraph 78(1)(b) of the ITA, be included in EEC’s income for any taxation year beginning on or after the Closing Date under Paragraph 78(1)(a) of the ITA.
(s)    There are no circumstances which exist and which may result in, or which have existed and could have resulted or did result in Sections 80, 80.01, 80.02, 80.03 and 80.04 of the ITA applying to EEC.

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(t)    EEC has not claimed any reserve under the ITA, if as a result of such claim any amount could be included in its income for a taxation year ending after the Closing Date.
(u)    EEC has not made any payment, is not obligated to make any payment, and is not a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of Section 67 of the ITA.
(v)    EEC has not received any requirement pursuant to Section 224 of the ITA which remains unsatisfied in any respect.
(w)    No circumstances exist and no transaction or event or series of transactions or events has occurred which has resulted or could result in the application, either before, on or after the Closing Date, of Section 17 of the ITA to EEC.
(x)    Paragraph 214(3)(a) of the ITA has not applied as a result of any transaction or event involving EEC.
(y)    EEC has made or obtained records or documents that meet the requirements of Paragraphs 247(4)(a) to (c) of the ITA with respect to all material transactions between EEC and any non-resident of Canada with whom EEC was not dealing at arm’s length for purposes of the ITA.
(z)    The representations and warranties in this Section 2.8 that refer to the ITA are true and correct as regards the same or equivalent provisions of any Canadian provincial legislation.
2.9    Material Contracts. Schedule 2.9 lists each Material Contract to which any Transferred Entity is a party or to which any of their properties or assets are subject or by which any thereof are bound. Unless otherwise so noted in Schedule 2.9, each such Material Contract was entered into in the ordinary course of business. As used herein, “Material Contract” means any contract, written or oral, that (a) after the Interim Balance Sheet Date obligates any Transferred Entity or the Business to pay an amount of Fifty Thousand Dollars ($50,000) or more in any one twelve month period on an annually recurring basis or obligates any Transferred Entity or the Business to pay an aggregate amount of One Hundred Thousand Dollars ($100,000) or more, exclusive of engagement with legal counsel with regard to the sale of the Business, (b) has an unexpired term as of the Interim Balance Sheet Date in excess of twelve (12) months that is not terminable upon ninety (90) days or less notice by the such Transferred Entity or the Business at any time during the term, without penalty, (c) contains a covenant not to compete or otherwise significantly restricts business activities of any Transferred Entity or the Business, (d) limits the ability of any Transferred Entity or the Business to conduct its business, including as to manner or place, (e) grants a power of attorney, agency, mandate or similar authority to another Person, (f) contains a right of first refusal, (g) constitutes a collective bargaining agreement, (h) constitutes an employment or severance agreement with any director, officer, member or employee of any Transferred Entity, (i)  represents a contract upon which the business of any Transferred Entity is substantially dependent or a contract which is otherwise material to the Business, (j) is between any Transferred Entity and any other Transferred Entity or Affiliate thereof, or (k) was not made in

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the ordinary course of business. True, correct and complete copies of the Material Contracts, including all amendments and supplements, have been made available to Purchaser. Except as set forth in Schedule 2.9, no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any Material Contract by any Transferred Entity (or, to the Knowledge of Seller, any other party or obligor with respect thereto) has occurred or will occur as a result of the execution of the Transaction Documents or the performance of the transactions thereunder.
2.10    Indebtedness. Schedule 2.10 sets forth a complete and accurate listing of all Indebtedness of each Transferred Entity as of November 30, 2013.
2.11    Real and Personal Property; Title to Property; Leases.
(a)    Each Transferred Entity has good and valid title, free of Encumbrances in and to the Owned Real Property, the Personal Property and the other assets of such Transferred Entity, except for Permitted Encumbrances.
(b)    The Real Property listed in Schedule 2.12(a) and Schedule 2.12(b) consists of all real property currently owned by or used by the Transferred Entities in the conduct of the Business or that has been owned or used by the Transferred Entities in the conduct of the Business in the past five (5) years.
(c)    Seller has heretofore made available to Purchaser a true, correct and complete copy of all of the Leases. Except as shown in Schedule 2.11(c), no consents are required by third parties to the Leases upon (i) a change of control of the Transferred Entities or (ii) otherwise as a result of the transactions contemplated hereby.
(d)    At Closing, the Transferred Entities will hold good and valid title to the Owned Real Property and a valid leasehold interest in all of the Leased Real Property and leased Personal Property, subject to no Encumbrances, except for Permitted Encumbrances.
(e)    The Leases constitute all of the agreements to which any Transferred Entity is a party with respect to the properties which are demised pursuant thereto and pertain to all Leased Real Property and Personal Property leased by the Transferred Entities and used in the conduct of the business of the Business.
(f)    As of the date hereof, with respect to each Lease, there exists no material breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a material breach or default on the part of any Transferred Entity or, to the Knowledge of Seller, the other party thereunder.
(g)    During the past three (3) years, the Transferred Entities have been in compliance in all material respects with all Legal Requirements with respect to all Real Property.
(h)    There is no pending or threatened action that would materially interfere with the ownership, use or quiet enjoyment of any Real Property by the Transferred Entities.

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(i)    The Assets constitute all of the property necessary for the Transferred Entities to operate the Business after the Effective Time in the same manner as the Transferred Entities operate the Business as of the date hereof.
(j)    No Owned Real Property located in Canada is situated in a zone protected for agricultural purposes nor is any Owned Real Property included in a protected area in virtue of the Cultural Property Act (Quebec), in each case under any Legal Requirement.
2.12    Assets. The Transferred Entities own or have sufficient right to use all of the assets used in the conduct of the Business as of the Effective Time (collectively, the “Assets”) free and clear of all Encumbrances, except Permitted Encumbrances. As of the date of this Agreement, the Assets include the following:
(a)    all of the real property owned by the Transferred Entities, including the real property described in Schedule 2.12(a) (such description to include a legal description or ALTA survey and property address), together with all buildings, improvements and fixtures located thereupon and all construction in progress thereon (collectively, the “Owned Real Property”);
(b)    all of the Transferred Entities’ interest in the real property leased by the Transferred Entities, including the real property described in Schedule 2.12(b) (such description to include a property address and, in the case of manufacturing facilities, a legal description), together with all buildings, improvements and fixtures located thereupon and all construction in progress thereon (the “Leased Real Property” and collectively with the Owned Real Property, the “Real Property” );
(c)    all of the tangible personal property owned by the Transferred Entities, including all equipment, furniture, fixtures, machinery, vehicles, office furnishings, jigs, tools, dies, and leasehold improvements, including the items having a net book value in excess of $5,000 listed in Schedule 2.12(c) (the “Personal Property”);
(d)    all of the Transferred Entities’ rights, to the extent assignable or transferable, to all Governmental Authorizations issued to the Transferred Entities with respect to the operation of the Business;
(e)    all of the Transferred Entities’ interest in and to all real property leases and personal property leases, including leases with payments in excess of $2,500 per month listed in Schedule 2.12(e) (collectively, the “Leases”);
(f)    all of the Transferred Entities’ respective interests in the Material Contracts;
(g)    all accounts, notes, interest and other receivables of the Transferred Entities, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables billed and unbilled, recorded and unrecorded, for services and products provided by the Transferred Entities (the “Accounts Receivable”);

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(h)    all advance payments, prepayments, prepaid expenses, deposits and the like (the “Prepaids”);
(i)    all inventories located or held for use in the Business (the “Inventory”);
(j)    all documents, records, policy and procedure manuals, operating manuals, files and computer software owned or used by in the Business, including all employee records, financial records, equipment records, construction plans and specifications and administrative libraries;
(k)    all rights in all warranties of any manufacturer or vendor in connection with the Personal Property and Inventory;
(l)    all goodwill and other intangible assets used or useful in connection with the Business;
(m)    all Intangible Property of the Transferred Entities; and
(n)    the name, symbols, telephone numbers, facsimile numbers, domain names, trademarks, trade names, service marks and copyrights used with respect to the operation of the Business, including the names of the Transferred Entities.
2.13    Intangible Property.
(a)    Schedule 2.13 lists any and all patents, trademarks, service marks, trade names, copyrights, domain names, proprietary software systems, computer numerically controlled software, and applications for any of the foregoing, in which any Transferred Entity or Seller has an interest and the nature of such interest (including whether such Scheduled Intangible Property is owned or licensed by such Transferred Entity or Seller) (“Scheduled Intangible Property”).
(b)    Schedule 2.13 lists the date the patents included in the Scheduled Intangible Property were granted to the Transferred Entities and whether they remain in effect.
(c)    Each Transferred Entity has rights to use or own, as applicable, all Intangible Property required for use in connection with the Business, as operated consistent with past practices of the Business.
(d)    Except as disclosed in Schedule 2.13, no Transferred Entity uses any Intangible Property by consent of any other Person and is not required to and does not make any payments to others with respect thereto.
(e)    Except as disclosed in Schedule 2.13, no Transferred Entity licenses or otherwise allow other Persons to use the Intangible Property and does not receive any payment from other Persons with respect thereto.
(f)    Except as shown in Schedule 2.13 and except for Permitted Encumbrances, all Intangible Property of the Transferred Entities are free and clear of any Encumbrances.

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(g)    Except for those claims set forth in Schedule 2.14, each Transferred Entity has performed all obligations required to be performed by, and is not in default under any contract relating to any of the Intangible Property.
(h)    None of the Intangible Property, or any use thereof by any Transferred Entity, conflicts with or infringes the rights of any Person, and neither Seller nor any Transferred Entity has received, in the last three years, any notice or claim alleging infringement.
(i)    Seller owns no telephone numbers that are used in the conduct of the Business.
2.14    Legal Proceedings. Except as set forth in Schedule 2.14, there is no order or legal action pending, or to the Knowledge of Seller threatened, against Seller or any Transferred Entity or any of their properties or assets that involves a claim of aggregate Liability in excess of Fifty Thousand Dollars ($50,000). Schedule 2.14 lists each order and each action that involves a claim of aggregate Liability in excess of Fifty Thousand Dollars ($50,000) against, or that enjoins or seeks to enjoin or excludes or seeks to exclude the conduct of any activity by, Seller or any Transferred Entity.
2.15    Compliance with Legal Requirements. Seller and each Transferred Entity is, and for the past five (5) years has been, in compliance in all material respects with all Legal Requirements. None of Seller or any Transferred Entity has received any notice from any Governmental Authority regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable to Seller or any Transferred Entity.
2.16    Governmental Authorizations. Schedule 2.16 lists all material Governmental Authorizations necessary in order for Transferred Entities to conduct the Business as of the Effective Time. Except as set forth on Schedule 2.16, (a) each Transferred Entity has all material Governmental Authorizations, as required by Legal Requirements applicable to such Transferred Entity, for the purpose of conducting the Business and owning its properties, in each jurisdiction in which it does business or owns properties or in which a material Governmental Authorization is otherwise required and (b) each Transferred Entity is in compliance in all material respects with each material Governmental Authorization applicable to such Transferred Entity and the Business.
2.17    Export Control Laws. Each Transferred Entity has conducted its export transactions, in all material respects, in accordance with all applicable export control Legal Requirements, including those of Canada and the United States (including the Export and Import Permits Act of Canada and the United States Export Administration Act and implementing Export Administration Regulations). No licenses or approvals are necessary for the export by the Transferred Entities of products, software and technologies from the United States or Canada prior to the Closing. There are no pending or, to the Knowledge of Seller, threatened claims against the Transferred Entities with respect to any export control Legal Requirements.
2.18    Accounting Records; Internal Controls.
(a)    Each Transferred Entity has (i) accounting records that accurately and validly reflect its transactions in all material respects and (ii) accounting controls sufficient to insure that

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such transactions are (A) executed in accordance with management’s general or specific authorization and (B) recorded so as to maintain accountability for assets.
(b)    Each Transferred Entity’s internal controls and procedures are sufficient to ensure that the Financial Statements and the Interim Financial Statements are accurate in all material respects.
(c)    To the extent the Transferred Entities’ records contain important information that is not easily and readily available elsewhere, such records have been duplicated, and such duplicates are stored safely and securely pursuant to practices that are reasonable in relation to the practices of companies of comparable size in similar lines of business.
2.19    Books and Records. The minute books of each Transferred Entity and the Capital Stock record books of each Transferred Entity, (a) adequately reflect the actions taken at all meetings of the shareholders, members, partners and board of directors, as applicable, of such Transferred Entity, and (b) record the issuance and transfer of all Capital Stock and Equity Rights of such Transferred Entity.
2.20    Insurance. Schedule 2.20 lists all insurance policies and bonds that are maintained by the Transferred Entities and are material to the Business and indicates the type of insurance, policy number, term, identity of insurer, premiums and coverage amounts for the previous three (3) years and basic coverages (including applicable deductibles) for each such insurance policy and bond. No Transferred Entity is in material default under any insurance policy or bond. Each Transferred Entity has filed claims with its insurers with respect to all matters and occurrences for which it believes it has coverage. Schedule 2.20 lists all claims which have been made by any Transferred Entity in the last five (5) years under any insurance policy or bond. All insurance policies and bonds listed on Schedule 2.20 as being currently in effect are in full force and effect. No Transferred Entity has received notice from any insurer or agent of any intent to cancel or not to renew any of such insurance policies and bonds.
2.21    Employees.
(a)    Schedule 2.21(a) sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements and accrued paid time off, vacation hours and period of service credited for vesting as of the date thereof of all the full-time, part-time and independent contractors of all Persons employed or engaged in the operation of the Business and indicating whether such Person is a part-time or full-time employee or independent contractor, provided that the names of employees will not be provided to the extent that providing such information would constitute a violation of any Legal Requirement regarding the protection of privacy or personal information. Since January 1, 2013, there have been no changes to the compensation arrangements of the full-time, part-time employees and independent contractors of the Transferred Entities, except for changes in the ordinary course of business. Except as shown in Schedule 2.21(a), there are no employment agreements or severance agreements with employees of the Business and no independent contractor agreements with consultants or other persons or entities for the provision of services to or for the Business.

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(b)    Except as set forth on Schedule 2.21(b), there are no labor union or collective bargaining agreements in effect with respect to the employees of the Business. There is no unfair labor practice complaint against any Transferred Entity or before the National Labor Relations Board with respect to the operation of the Business. There is no labor strike, arbitration, dispute, slowdown or stoppage pending. No union organizing campaign is pending or, to the Knowledge of Seller, threatened, by or involving the employees of the Business with respect to the operation of the Business.
2.22    Employee Benefits.
(a)    Schedule 2.22 contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any “employee plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or applicable Canadian legislation, under which any employee, former employee or independent contractor (or beneficiary of any employee, former employee or independent contractor) of the Business has, or may have, any current or future right to benefits (the term “plan” shall include any written contract, agreement, policy or understanding, each such plan being hereinafter referred to in this Agreement individually as a “Plan”). The Transferred Entities have made available to Purchaser true and complete copies of (i) each Plan and (ii) the summary plan description, if any, for each Plan. Each Plan that is intended to be a qualified plan is qualified under Sections 401(a) and 501(a) of the Code or under applicable Canadian Legal Requirements, as the case may be, and no amendment to or failure to amend any such Plan, and no other event or circumstance has occurred that would adversely affect its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA and applicable Canadian legislation with respect to any Plan as to which there is no statutory or administrative exemption.
(b)    There are no actions, pending or threatened, with respect to any Plan or the assets of any Plan, other than claims for benefits in the ordinary course. Except as set forth in Schedule 2.22, each Plan has been administered by a third party administrator in all material respects in accordance with its terms and with all applicable laws (including ERISA).
(c)    Except as set forth in Schedule 2.22, no Transferred Entity nor any Commonly Controlled Entity contributes to or has an obligation to contribute to, nor has any Transferred Entity or any Commonly Controlled Entity at any time within six (6) years prior to the Closing contributed to or had an obligation to contribute to, either (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, or (ii) any plan subject to Title IV of ERISA. Each Transferred Entity has performed timely and shall timely perform all obligations of such Transferred Entity and each Commonly Controlled Entity, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code (or similar state law), including, but not limited to, such obligations that may arise by virtue of the transactions contemplated by this Agreement. For the purposes of this Section 2.22, “Commonly Controlled Entity” means any corporation, trade, business or entity under common control with a Transferred Entity within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

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(d)    Each employee, former employee and independent contractor of the Business has been properly classified as such for all purposes under the Code and ERISA and applicable Canadian legislation.
(e)    Except as set forth on Schedule 2.22, as of the Effective Time, each Transferred Entity has fully paid all invoices, premiums or other expenses relating to each Plan so that each Plan is in full force and effect as of the Effective Time, with no invoices, premiums or other expenses relating to the Plans which are past due.
2.23    Certain Interests. Except as shown in Schedule 2.23, neither Seller, nor any Affiliate of Seller (other than the Transferred Entities), nor any officer, member, shareholder, partner or director of any thereof, has any interest in any property used in or pertaining to the Business; no such Person is indebted or otherwise obligated to any Transferred Entity; and no Transferred Entity is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. Except as shown in Schedule 2.23 or otherwise contemplated by the Transaction Documents, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from any Transferred Entity to Seller, any Affiliate of Seller (other than the Transferred Entities), or any officer, member, shareholder, partner or director thereof.
2.24    Intercompany Transactions. Except as shown in Schedule 2.24, no Transferred Entity has engaged in any transaction with any Affiliate of any Transferred Entity in the last two (2) years. Except as shown in Schedule 2.24, no Transferred Entity has any Liabilities or obligations to any Affiliate of any Transferred Entity and no Affiliate of any Transferred Entity has any Liabilities or obligations to any Transferred Entity.
2.25    Inventory. Except as set forth on Schedule 2.25, (i) the Inventory of the Business is of merchantable quality, reasonable in balance and currently usable in the ordinary course of Business in all material respects, subject to obsolescence reserves that are consistent with past practices of the Business, (ii) no Transferred Entity holds any inventory having an aggregate net book value in excess of $10,000 on consignment or has title to any Inventory that is in the possession of others and (iii) no Transferred Entity has consigned any inventory having an aggregate net book value in excess of $10,000 to any Person.
2.26    Accounts Receivable. Promptly following the execution and delivery of this Agreement, Seller shall provide to Purchaser a listing, identified as Schedule 2.26, of the Accounts Receivable of the Business as of January 25, 2014. Such listing will be accurate in all material respects, subject to any reserves therefor, and the Accounts Receivable reflected thereon will have arisen from bona fide commercial transactions. The Financial Statements referred to in Section 2.6 include all material refunds, discounts or setoffs payable or assessable with respect to Accounts Receivable as of the dates thereof.
2.27    Customers and Suppliers.

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(a)    Promptly following the execution and delivery of this Agreement, Seller shall provide to Purchaser a listing, identified as Schedule 2.27, that lists the names of, identifies all agreements with, and lists the respective approximate percentage of the revenues of the Business for the period from January 1, 2013 to November 30, 2013 attributable to, the ten largest customers of each of HPF, Super Products and WE LP. Such listing will be accurate in all material respects.
(b)    Schedule 2.27 lists the names of and identifies all agreements with the ten largest suppliers of significant goods or services to any of HPF, Super Products or WE LP for the period reflected on such Schedule. Such listing will be accurate in all material respects.
2.28    Product Warranty and Liability.
(a)    Schedule 2.28 lists all forms of express product warranties issued by the Business or Transferred Entities with respect to the products designed, manufactured, sold or leased by the Business and all services performed by the Business; and copies of all such forms have been provided by Seller to the Company.
(b)    Except as set forth in Schedule 2.28, (i) to the Knowledge of Seller, each product designed, manufactured, sold or leased by the Business and all services performed by the Business have been in conformity in all material respects with applicable contractual commitments and all express and implied warranties; and (ii) there is no legal action pending or, to Seller’s Knowledge, threatened against any Transferred Entity, (x) for replacement or repair of any product manufactured, sold or leased by any Transferred Entity or other damages in connection therewith, subject only to product warranty expenses of a type and amount consistent in the aggregate with the past custom and practice of the Transferred Entities, or (y) arising out of any injury to Persons or property as a result of any such product or any services performed by such Transferred Entity. Since January 1, 2010, no Transferred Entity has received any written notice that an action, suit or proceeding has been, or in the future may be, made alleging that products or services of such Transferred Entity are or were defective in any material respect.
2.29    Environmental Compliance. Except as set forth in the reports listed on Schedule 2.29 or as otherwise disclosed on Schedule 2.29, and except with respect to Skowhegan Environmental Liabilities, Seller represents and warrants the following:
(a)    To the Knowledge of Seller, with respect to all Real Property leased or owned by any Transferred Entity, presently or in the past five (5) years, such Transferred Entity is and has been in material compliance with all applicable Environmental Laws. As used herein, “Environmental Laws” means all applicable federal, state, provincial or local laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land or surface or subsurface strata), including all federal, state, provincial or local laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment and all federal, state, provincial or local laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Resource

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Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq., and the rules and regulations promulgated thereunder, and all such similar Canadian Legal Requirements.
(b)    To the Knowledge of Seller, each Transferred Entity and the Business has obtained all material permits required under applicable Environmental Laws for the use and operation of the Real Property and the Business. The Real Property, the Business and each Transferred Entity are in compliance with each such applicable material permit. No federal, state, provincial or local Governmental Authority has notified any Transferred Entity or the Business that any such Governmental Authorizations may or will be suspended, cancelled, revoked or materially modified or cannot be renewed in the ordinary course of business.
(c)    No Transferred Entity, nor the Business, has received from any federal, state or local Governmental Authority or other Person any written order, directive, information request, notice of violation, notice of alleged violation, notice of noncompliance, notice of liability or potential liability, regarding such Transferred Entity’s or the Business’s compliance with, or such Transferred Entity’s or the Business’s Liability or potential Liability under, applicable Environmental Laws concerning the Real Property or the Business or any off-site disposal of a hazardous substance (including any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state or provincial law).
(d)    No judicial proceeding, action, claim, suit or governmental or administrative action is pending or threatened under any applicable Environmental Law pursuant to which any Transferred Entity is, or could be, reasonably expected to be named as a party with respect to the Real Property or the Business.
(e)    No Transferred Entity, nor the Business, has entered into any agreement with any federal, state, provincial or local Governmental Authority or any other Person pursuant to which any Transferred Entity or the Business assumed responsibility for the investigation or remediation of any condition resulting from the release, treatment, storage or disposal of hazardous substances.
(f)    Seller and each Transferred Entity has disclosed and made available to Purchaser all relevant studies, site assessments, compliance audits and similar environmental reports, analyses and test results and material correspondence with Governmental Authorities obtained or conducted in the past five (5) years that are in Seller’s or any Transferred Entity’s possession, custody or control, relating to any past and present (i) environmental conditions concerning the Business or on, under or about the Real Property, (ii) use or operation of the Real Property used in or held for use in connection with the Business, and (iii) activities relating to hazardous substances on, or any off-site disposal of a hazardous substance from, the Real Property or used in connection with the Business. Seller and each Transferred Entity has disclosed and made available to Purchaser any and all documents that are in Seller’s or such Transferred Entity’s possession, custody or control relating to projected environmental expenditures for the Business and the Real Property, including capital and operating budgets and reports prepared by independent auditors or accountants and prepared by personnel and including reports, studies or documents relating to the costs (including anticipated capital costs and annual expenses) of compliance with Environmental Laws.

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(g)    All hazardous substances disposed by the Business and any Transferred Entity has been disposed of in compliance with all Environmental Laws.
(h)    There has been no soil or groundwater contamination on, under or about the Real Property.
(i)    No Transferred Entity, nor the Business, holds or is required to hold a permit for the generation, treatment, storage or disposal of hazardous waste in accordance with the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.) or with any similar Canadian legislation.
2.30    Powers of Attorney. Except as set forth in Schedule 2.30, no Transferred Entity has given any power of attorney (irrevocable or otherwise) to any Person for any purpose relating to the Business, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business, permits or other regulatory purposes.
2.31    Solvency. Neither Seller nor any Transferred Entity is insolvent or will be rendered insolvent as a result of any of the transactions contemplated by the Transaction Documents. For purposes hereof, the term “solvency” means that: (i) the fair salable value of Person’s tangible assets is in excess of the total amount of its Liabilities (including for purposes of this definition all Liabilities, whether or not reflected on a balance sheet prepared in accordance to GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured and disputed or undisputed); (ii) such Person is able to pay its debts and obligations in the ordinary course as they mature; and (iii) such Person has capital sufficient to carry on the Business which it has historically carried on and all businesses in which it is about to engage.
2.32    No Brokers or Finders. Except as set forth in Schedule 2.32, no agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any Transferred Entity or any of their Affiliates in connection with the negotiation, execution or performance of the Transaction Documents or the transactions contemplated thereunder, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of the Transaction Documents or such transactions.
2.33    Improper Payments. No Transferred Entity, nor any director, shareholder, member, partner, officer, agent, employee, Affiliate or other person associated with or acting on behalf of the any Transferred Entity has (a) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (d) violated or is in violation of any provision of all applicable ethics and anti-corruption Legal Requirements, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and the Canadian Corruption of Foreign Public Officials Act, as amended (the “CFPOA”) ; and the Transferred Entities have conducted the Business in compliance with the FCPA, CFPOA and any other applicable ethics and anti-corruption Legal Requirements and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance therewith.

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2.34    Bank Accounts. Schedule 2.34 lists:
(a)    Each bank, savings and loan or similar financial institution in which any Transferred Entity has an account or safe deposit box, the names in which the accounts or boxes are held, the type of account and the numbers of such accounts or safe deposit boxes; and
(b)    The names of all Persons authorized to draw on each such account or to have access to any such safe deposit box, together with a description of the authority (and conditions thereto, if any) of each Person with respect thereto.
2.35    No Other Representations and Warranties. Except for the representations and warranties contained in this Article 2, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business furnished or made available to Purchaser and its representatives or any representation or warranty arising from statute or otherwise in law.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO PURCHASER
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Seller as to the following matters:
3.1    Authority. Purchaser has full corporate power and authority to enter into the Transaction Documents and to carry out the transactions contemplated hereby.
3.2    Authorization/Execution. All corporate and other actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Purchaser. No other corporate or other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by, and enforceability against, Seller, the Transaction Documents constitute the valid and binding obligations of Purchaser enforceable in accordance with their respective terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.
3.3    Organization and Good Standing; No Violation.
(s)    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

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(t)    The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Purchaser is or will be a party do not (i) violate any decree or judgment of any court or Governmental Authority which may be applicable to or bind Purchaser; (ii) violate any Legal Requirements applicable to Purchaser which would have a Material Adverse Effect on Purchaser; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser is bound; (iv) permit the acceleration of the maturity of any Indebtedness of Purchaser; or (v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Purchaser.
3.4    Legal Proceedings. There is no order or action pending, or, to the knowledge of Purchaser, threatened, against or affecting Purchaser, which in any way limits or encumbers Purchaser’s ability to enter into this Agreement and consummate the transactions contemplated hereby.
3.5    Brokers and Finders. Except as set forth on Schedule 3.5, no agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Purchaser, or any of its Affiliates in connection with the negotiation, execution or performance of the Transaction Documents or the transaction contemplated thereby, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of the Transaction Documents or such transactions.
3.6    No Knowledge of Breach. Purchaser has no Knowledge of any breach by Seller of any representation or warranty set forth in this Agreement or any of the other Transaction Documents.
3.7    No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3, neither Purchaser nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Purchaser.
ARTICLE 4
COVENANTS OF SELLER
4.1    Access and Information; Inspection Period, Preparation of Exhibits and Schedules. From the Execution Date through the Closing, (a) Seller shall afford, or cause to be afforded, to the officers and agents of Purchaser (which shall include accountants, attorneys, bankers and other consultants and agents of Purchaser) full and complete access during normal business hours to, and the right to inspect, the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and business of the Transferred Entities and all of the other Assets; and (b) Seller shall furnish, or cause to be furnished, to Purchaser such additional financial and operating data and other information in Seller’s or the Transferred Entities’ possession as to businesses and properties of the Transferred Entities and all of the Assets as Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located. Purchaser agrees that Purchaser’s right of access and inspection

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shall be exercised in such a manner as not to interfere unreasonably with the operations of the Business. Such access may include consultations with the personnel of the Transferred Entities. Further, Purchaser may, at its cost and expense, undertake environmental, mechanical and structural surveys of the Real Property. Purchaser agrees that, after performing any inspections, tests or surveys, Purchaser shall restore the Real Property as nearly as possible to their original condition and repair any damage to same caused by the performance of such inspections, tests, or surveys. Purchaser shall indemnify Seller and the Transferred Entities for any damage or loss caused by Purchaser in connection with Purchaser’s access and inspection. Purchaser agrees to do no act prior to Closing that would encumber title to the Business or the Real Property. Purchaser’s obligations under this Section 4.1 with respect to acts or omissions occurring prior to Closing, but not thereafter, shall survive Closing or termination hereunder.
4.2    Conduct of Business. On and after the Execution Date and prior to the Closing, and except as otherwise consented to or approved in writing by an authorized officer of Purchaser or required by this Agreement, Seller shall cause the Transferred Entities to, with respect to the operation of the Business:
(i)    carry on their businesses with respect to the operation of the Business in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies, Tax elections or Tax returns or Real Property or Personal Property;
(ii)    maintain the Business and all parts thereof and all of the Assets in all material respects in a manner consistent with past practices, ordinary wear and tear excepted;
(iii)    perform all of their material obligations under agreements relating to or affecting the Business, their operations or the Assets;
(iv)    keep in full force and effect present insurance policies or other self-insurance (or comparable insurance policies or self-insurance); and
(v)    use commercially reasonable efforts to maintain and preserve their business organization intact, retain their present work force and maintain their relationships with suppliers, customers and others having business relationships with the Business.
4.3    Negative Covenants. From the Execution Date until the Closing, with respect to the operation of the Business, Seller shall cause the Transferred Entities to not, without the prior written consent of Purchaser:
(i)    make any changes in their organizational documents;
(ii)    issue, grant, deliver or sell any Capital Stock of any Transferred Entity or any Equity Rights in any Transferred Entity;
(iii)    redeem, purchase or otherwise acquire any of the Capital Stock or Equity Rights of any Transferred Entity or other Person;

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(iv)    effect any recapitalization, reclassification, dividend, Capital Stock split or like change in its capitalization or pay any dividend with respect to its Capital Stock;
(v)    amend or terminate any of the Material Contracts or Leases, enter into any new contract or commitment, or incur or agree to incur any liability, except (A) in the ordinary course of business (which ordinary course of business shall include renewals of any Contract), or (B) in the event such matter is outside the ordinary course of business of the Business, the total to be paid in the future under such contract, commitment or liability is less than Fifty Thousand Dollars ($50,000);
(vi)    increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any Person, except in the ordinary course of business in accordance with the Business’s customary personnel policies;
(vii)    create, assume or permit to exist any new Indebtedness or Encumbrances (other than Permitted Encumbrances) upon any of the Assets, except for draw downs on existing lines of credit in the ordinary course of business;
(viii)    purchase or acquire, or agree to purchase or acquire, any property, rights or assets, except in the ordinary course of business;
(ix)    sell, assign, lease, or otherwise transfer or dispose of any property, plant or equipment, except in the ordinary course of business;
(x)    except with respect to previously budgeted expenditures, purchase capital assets or incur costs in respect of construction in progress;
(xi)    reduce Inventory of the Business except in the ordinary course of business;
(xii)    waive any claims or rights of material value that relate to the Business except in the ordinary course of business consistent with past practice;
(xiii)    fail to pay or discharge when due any Liabilities of the Transferred Entities or Business except those contested in good faith and the management of trade payables in the ordinary course of business consistent with past practices;
(xiv)    change in any material respect any of the Transferred Entities’ or the Business’s business practices, policies, procedures, discounting or timing of the collection of Accounts Receivable, billing of customers, pricing and payment terms, cash collections, cash payment, or terms with vendors;
(xv)    fail to maintain the books, accounts and records of the Transferred Entities or Business in the usual, regular and ordinary manner on a basis consistent with prior years;
(xvi)    except as otherwise provided in this Agreement, take any action outside the ordinary course of business; or

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(xvii)    agree to do any of the foregoing actions detailed in this Section 4.3.
4.4    Consents. Seller shall, and shall cause the Transferred Entities to, (a) use commercially reasonable efforts to obtain or make, as the case may be, all Contract Consents and Notices, (b) as promptly as practicable after the date of this Agreement, make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated by the Transaction Documents (including all filings under the HSR Act), and (c) cooperate with Purchaser and its representatives and attorneys (i) in Purchaser’s efforts to obtain all other consents, approvals, authorizations, clearances and licenses required to carry out the transactions contemplated by this Agreement (including, without limitation, those of Governmental Authorities and including taking all actions requested by Purchaser to cause early termination of any applicable waiting period under the HSR Act) or which Purchaser reasonably deems necessary or appropriate, and (ii) in the preparation of any document or other material which may be required by any Governmental Authority as a predicate to or result of the transactions contemplated in the Transaction Documents; provided however, that Seller shall not be required to dispose of or make any material changes to its business (except for such dispositions or changes that will not be effective unless the Closing occurs), expend any material funds or incur any other material burden in excess of expenditures or burdens customary in transactions of this nature in order to comply with this Section 4.4.
4.5    Additional Financial Information. Within twenty (20) calendar days following the end of each calendar month after the Execution Date and prior to Closing, Seller shall deliver to Purchaser complete copies of the consolidated and consolidating unaudited balance sheet and related unaudited statements of income in accordance with GAAP with respect to the operation of the Business for each month then ended, together with corresponding year-to-date amounts.
4.6    No-Shop. From and after the Execution Date until the earlier of the Closing Date or the termination of this Agreement, Seller shall not, and shall not permit any Transferred Entity to, without the prior written consent of Purchaser: (a) offer for sale or lease, or solicit offers for the purchase or lease of, the Business or the Assets (or any material portion thereof); (b) offer for sale, or solicit offers for the purchase of, the Transferred Interests; (c)  hold discussions with any Person (other than Purchaser) relating to such an offer or solicitation referenced in (a) or (b) above; or (d) enter into any agreement with any Person (other than Purchaser) with respect to the transactions referenced in (a) or (b) above.
4.7    Discharge of Debt and Encumbrances. At or prior to Closing, Seller shall cause the Transferred Entities to discharge all of their Debt. Additionally, at or prior to Closing, Seller shall cause the Transferred Entities to take any action necessary to remove all Encumbrances on the Assets, other than Permitted Encumbrances, so that the Assets, at Closing, will be free and clear of any and Encumbrances other than Permitted Encumbrances.
4.8    Seller’s Efforts to Close. Seller shall use its commercially reasonable efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Purchaser’s obligations under this Agreement to the extent that Seller’s action or inaction can control or influence the satisfaction of such conditions.

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4.9    Updating of Disclosure Schedules. Seller shall promptly notify Purchaser of any changes, additions, or events that would cause any of Seller’s representations and warranties in this Agreement to be inaccurate in any material respect and shall promptly update the Disclosure Schedules related thereto. No notification of a change or addition to a Disclosure Schedule made pursuant to this Section 4.9 shall be deemed to waive the condition set forth in Section 7.1 hereof unless in any such case Purchaser specifically agrees thereto in writing. If the Closing occurs, all such updates, changes, additions or modifications to the Disclosure Schedules shall be deemed for all purposes to modify the Disclosure Schedules and the related representations and warranties made by Seller under this Agreement. Nothing contained herein shall be deemed to create or impose on Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by Seller herein.
4.10    Seller Transfer of Intangible Property. At Closing, Seller shall transfer to Purchaser any and all Intangible Property owned by Seller and used in the Business, including (a) all rights to Seller’s name, (b) all domain names and websites (and content thereon) used in the Business, including the www.specializedindustries.com domain and website (and content thereon), and (c) any e-mail addresses associated with the Business, pursuant to an Intangible Property Assignment in the form attached hereto as Exhibit G.
4.11    Delivery of Confidential Information. Promptly following the execution and delivery of this Agreement, Seller shall deliver to Purchaser Schedules 2.26 and 2.27.
4.12    Engagement of Accountant. Seller shall engage McGladrey LLP to prepare the consolidated and consolidating financial reports of the Seller as of December 28, 2013, such financial reports to be prepared consistent with past practice.
ARTICLE 5
COVENANTS OF PURCHASER
5.1    Purchaser’s Efforts to Close. Purchaser shall use its commercially reasonable efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Seller’s obligations under this Agreement to the extent that Purchaser’s action or inaction can control or influence the satisfaction of such conditions.
5.2    Consents. Purchaser shall (a) as promptly as practicable after the date of this Agreement, make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated by the Transaction Documents (including all filings under the HSR Act), and (b) cooperate with Seller and its representatives and attorneys (i) in Seller’s efforts to obtain all other consents, approvals, authorizations, clearances and licenses required to carry out the transactions contemplated by this Agreement (including, without limitation, those of Governmental Authorities and including taking all actions requested by Purchaser to cause early termination of any applicable waiting period under the HSR Act) or which Purchaser reasonably deems necessary or appropriate, and (ii)  in the preparation of any document or other material which may be required by any Governmental Authority as a predicate to or result of the transactions contemplated in this Agreement), provided, however, that Purchaser shall not be required to dispose of or make any material changes to its business, expend any material funds or incur any other

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material burden in excess of expenditures or burdens customary in transactions of this nature and to in order to comply with this Section 5.2.
5.3    Required Governmental Authorizations. Purchaser shall use commercially reasonable efforts to secure, as promptly as practicable before the Closing Date, all Governmental Authorizations necessary for Purchaser to perform its obligations under this Agreement, cause all of its covenants and agreements to be performed, satisfied and fulfilled and operate the Business after the Closing.
ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
The obligations of Seller to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Seller in whole or in part at or prior to the Closing:
6.1    Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Purchaser contained in this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true in all material respects on and as of such earlier date. Purchaser shall have performed or complied with the covenants and agreements in this Agreement required to be performed or complied with by Purchaser prior to Closing.
6.2    Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any Governmental Authority shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.
6.3    Governmental Authorizations. All waiting periods, and any extensions thereof, applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.
ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
Purchaser’s obligation to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.
7.1    Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Seller contained in this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date. Seller shall have performed

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or complied with the covenants and agreements in this Agreement required to be performed or complied with by Seller prior to Closing.
7.2    Governmental Authorizations. Purchaser shall have obtained all material Governmental Authorizations that are necessary or required for Purchaser to complete the transactions contemplated by this Agreement and the operation of the Business by Purchaser after the Closing. All consents, waivers, and estoppels of third parties which are reasonably necessary to complete effectively the transactions herein contemplated shall have been obtained in form and substance reasonably satisfactory to Purchaser. All waiting periods, and any extensions thereof, applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.
7.3    Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any Governmental Authority shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.
7.4    No Material Adverse Change. There shall not have been any Material Adverse Change between the Execution Date and the Closing Date.
7.5    No Debt; No Encumbrances. The Transferred Entities shall have, or after payments made at Closing will have, no Debt. The Assets are free and clear of any and all Encumbrances, other than Permitted Encumbrances.
7.6    Required Consents. The contract consents and notices listed on Schedule 2.3 (the “Contract Consents and Notices”) shall have been received and obtained or made, as the case may be, on or prior to the Closing Date without the imposition of any burdens or conditions materially adverse to the party or parties entitled to the benefit thereof.
7.7    Estoppel Certificates. Estoppel Certificates shall have been received from the landlords, and delivered to Purchaser, with respect to the Leases relating to the following Leased Real Property: (a) 16920 West Cleveland Avenue, New Berlin, WI 53151, (b) 16900 West Cleveland Avenue, New Berlin, WI 53151, (c) 12510 West Lisbon Road, Brookfield, WI 53005, and (d) 18700 S. Susana Road, Rancho Dominguez, CA 90231.
ARTICLE 8
TERMINATION
8.1    Termination. This Agreement may be terminated at any time prior to Closing:
(a)    by Purchaser upon written notice to Seller delivered no later than 5:00 p.m., Central Time on the date that is five (5) Business Days after the date that Seller has delivered the last of Schedules 2.26 and 2.27 to Purchaser (the “Review Period Expiration Time”) if Purchaser is not satisfied, in its sole discretion, with the results of its due diligence review of the Transferred Entities (it being expressly understood that the termination right under this Section 8.1(a) shall

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expire and be of no further force or effect as of the Review Period Expiration Time and that time is of the essence for purposes of this provision).
(b)    by the mutual written consent of the Parties;
(c)    by Seller if a material breach of this Agreement has been committed by Purchaser and such breach has not been (i) waived in writing by Seller or (ii) cured by Purchaser to the reasonable satisfaction of Seller within fifteen (15) Business Days after notice from Seller to Purchaser which describes the nature of such breach;
(d)    by Purchaser if a material breach of this Agreement has been committed by Seller and such breach has not been (i) waived in writing by Purchaser or (ii) cured by Seller to the reasonable satisfaction of Purchaser within fifteen (15) Business Days after notice from Purchaser to Seller of a written notice which describes the nature of such breach;
(e)    by Purchaser if any of the conditions in Article 7 have not been satisfied as of the Closing Date or if satisfaction of any condition in Article 7 is or becomes impossible, and Purchaser has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Purchaser to comply with its obligations under this Agreement or (ii) Seller’s failure to provide its closing deliveries on the Closing Date as a result of Purchaser not being ready, willing and able to close the transaction on the Closing Date);
(f)    by Seller if any of the conditions in Article 6 have not been satisfied as of the Closing Date or if satisfaction of any such condition in Article 6 is or becomes impossible and Seller has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Seller to comply with their obligations under this Agreement or (ii) Purchaser’s failure to provide its closing deliveries on the Closing Date as a result of Seller not being ready, willing and able to close the transaction on the Closing Date);
(g)    by either Purchaser or Seller if the Closing has not occurred (other than through the breach by the Party seeking to terminate this Agreement of its obligations under this Agreement) by (i) April 7, 2014, if applicable waiting period under the HSR Act has terminated; or (ii) May 5, 2014.
8.2    Termination Consequences. If this Agreement is terminated pursuant to Section 8.1, (a) all further obligations of the Parties under this Agreement shall terminate, except that the obligations in this Section 8.2 and Sections 11.4 (Governing Law), 11.9 (Confidentiality and Publicity), and 11.11 (Expenses and Attorneys’ Fees) shall survive, (b) each Party shall pay the costs and expenses incurred by it in connection with this Agreement, except as provided in Section 11.11, and (c) nothing shall prevent any Party hereto from pursuing any of its legal rights or remedies that may be granted to any such Party by law against any other Party to this Agreement.
ARTICLE 9
POST-CLOSING MATTERS

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9.1    Misdirected Payments, Etc. Seller covenants and agrees to remit, with reasonable promptness, to the Transferred Entities, any payments received by Seller, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the Transferred Entities or the Business.
9.2    Employee Matters.    Purchaser intends to continue the employment of substantially all current employees of the Transferred Entities following the Closing at rates of pay and conditions of employment similar to their current arrangements. Except as specifically provided herein, nothing shall be deemed to (i) affect or limit in any way the normal management prerogatives of Purchaser after the Effective Time with respect to employees of the Transferred Entities after Closing or (ii) create or grant to such employees any third party beneficiary rights or claims of any kind or nature.
9.3    Tax Matters.
(a)    Filing and Review of Tax Returns. Seller shall be responsible for preparing and filing all Tax Returns required to be filed by or with respect to the Transferred Entities on or prior to the Closing Date (determined taking into account any extensions). Purchaser shall be responsible for preparing and filing all other Tax Returns required to be filed by or with respect to the Transferred Entities. Any Tax Return relating to any Transferred Entity for any Pre-Closing Tax Period shall, unless otherwise required by applicable Legal Requirements or approved by the Parties in writing, be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question. To the extent any items are not covered by past practices, or to the extent such past practices are not permissible under applicable Legal Requirements, the items may be reported in accordance with any reasonable Tax accounting practices selected by the Party responsible for preparing the Tax Returns. If requested by Seller, Purchaser shall make available to Seller and their representatives for review and comment any Tax Returns and related work papers prepared by Purchaser relating to the Transferred Entities for any Straddle Period. Purchaser shall use its reasonable efforts to make such Tax Return and work papers available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide Seller with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing. Purchaser and Seller shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns. Neither of Seller nor Purchaser will, or will cause any Transferred Entity to, file any amended return or otherwise modify any return filed, carryback claim, or other adjustment request relating to any Transferred Entity for any Pre-Closing Tax Period unless such action is required by applicable Legal Requirements, or the Party proposing to file the return, claim, or adjustment request has obtained the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed, or conditioned.
(b)    Allocation of Taxes for Straddle Periods. The portion of any Taxes based on or measured by income or receipts of any Transferred Entity attributable to the portion of any Straddle Period ending on the Closing Date shall be determined as though such portion of the Straddle Period constituted a taxable period ending on the Closing Date. Any allocation of receipts, income, or deductions required to determine the amount of any Taxes attributable to the portion of the Straddle Period ending on the Closing Date shall be prepared by Purchaser in good faith and

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shall be made by means of treating the Closing Date as the end of the relevant taxable period (with the result that the amounts shall be calculated as if the books of such Transferred Entity had been closed as of such date); provided, however, that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. With respect to Taxes of any Transferred Entity for a Straddle Period (other than taxes based on or measured by income or receipts of such Transferred Entity), the amount of such Taxes attributable to the portion of the Straddle Period ending on the day immediately prior to the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the day immediately prior to the Closing Date and the denominator of which is the number of days in such Straddle Period.
(c)    Tax Benefits. If Purchaser or any Transferred Entity directly or indirectly receive any refund of any Taxes paid with respect to a Pre-Closing Tax Period, or otherwise receive any benefit or credit as a result of any adjustment to Tax for any Pre-Closing Tax Period, Purchaser shall cause the refund or tax benefit amount to be paid to Seller as soon as practical after receipt by Purchaser (except to the extent such refunds were taken into account in computing the Net Assets). If Purchaser has an undisputed unpaid claim pending against Seller, Purchaser may apply the tax benefit payment due by Purchaser to Seller against the Purchaser’s undisputed claim against Seller.
(d)    Inter-Period Adjustments. In calculating the amount of any Tax due from Seller, or Tax benefit due to Seller, hereunder with respect to a Pre-Closing Tax Period, proper accounting shall be made for any tax items arising in a Post-Closing Tax Period. For example, if Seller is entitled to a Tax benefit for any Pre-Closing Tax Period resulting from increased depreciation deductions claimed in the Pre-Closing Tax Period, any corresponding increase in Taxes due for any Post-Closing Tax Period as a result of lower depreciable basis in the Post-Closing Tax Period shall likewise be for Seller’s account. Conversely, if any Tax assessment for any Pre-Closing Tax Period produces a Tax benefit for any Post-Closing Tax Period, the Tax Benefit for the Post-Closing Tax Period shall be for Purchaser’s account. A refund of Taxes for a Pre-Closing Tax Period attributable to a carryback of a net operating loss arising in a Post-Closing Tax Period shall be for Purchaser’s account.
(e)    Termination of Tax Allocation or Sharing Agreements. Any tax sharing or allocation agreement between any Transferred Entity and any other Person shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).
(f)    Disregarded Entities. The parties acknowledge that there will not be any tax returns for any Straddle Period for entities that are disregarded entities for United States federal Tax purposes.
9.4    Seller Name Change. Within five (5) days after the Closing Date, Seller shall change its limited partnership name to a name that is not similar to the name “Specialized Industries” and does not contain the word “Specialized.” Seller agrees that, from and after the Closing Date, neither

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Seller nor any of its Affiliates shall use the word “Specialized” in or for its or their business operations in any manner whatsoever.
ARTICLE 10
SURVIVAL AND INDEMNIFICATION
10.1    Survival of Representations and Warranties. Except as expressly set forth in this Agreement to the contrary, all representations, warranties, covenants, agreements and indemnifications of Purchaser and Seller, respectively, contained in this Agreement or in any document delivered pursuant hereto have been relied upon by Purchaser and Seller respectively. All representations and warranties of Purchaser and Seller in Articles 2 and 3 shall continue to be fully effective and enforceable following the Effective Time until ninety (90) days following the later of (a) the Closing and (b) the date that Purchaser receives the consolidated and consolidating financial report of McGladrey LLP with respect to the Business for the fiscal year ended December 28, 2013, but in no case later than September 30, 2014; provided, however, that (x) if there is at the end of such period an outstanding notice of a claim made in compliance with the terms of Section 10.5, such applicable period shall not end in respect of such claim until such claim is resolved, and (y) the Fundamental Reps shall continue to be fully enforceable and effective until the expiration of the statute of limitations with respect to any claim relating to a breach of such Fundamental Reps.
10.2    Indemnification of Purchaser by Seller.
(g)    Indemnification. From and after the Closing, Seller shall keep and save Purchaser and each Transferred Entity and their Affiliates, officers, directors, employees, agents and other representatives harmless from and shall indemnify and defend Purchaser and each Transferred Entity against any and all obligations, judgments, Liabilities, penalties, violations, fees, fines, claims, losses, costs (including costs of follow-up compliance inspections), demands, damages, Encumbrances and expenses including reasonable attorneys’ fees (collectively, “Damages”), to the extent arising or resulting from (i) any breach of any representation or warranty of Seller under this Agreement (it being agreed and acknowledged by the Parties that for the sole purpose of the right to indemnification pursuant to this Section 10.2(a), the representations and warranties of Seller contained herein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach or inaccuracy results or may result in a Material Adverse Effect or Material Adverse Change), (ii) any breach or default by Seller of any covenant or agreement of Seller under this Agreement or any documents delivered pursuant hereto, (iii) any outstanding and overdue bills or undisclosed accounts payable of, or related to, any Transferred Entity or the Business that are not included in the determination of the Final Net Assets Calculation pursuant to Section 1.7, (iv) all Taxes (A) of Seller and the Transferred Entities that relate to any Pre-Closing Tax Period, (B) imposed on Seller with respect to the receipt of the Final Purchase Price, (C) of any member of an affiliated, consolidated, combined, or unitary group of which any Transferred Entity is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any similar Legal Requirements, or (D) imposed on any Transferred Entity as a transferee or successor, by contract, or pursuant to any Legal Requirement with respect to an event or transaction completed before the Closing Date, but only to the extent

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the amount otherwise indemnified under this Section 10.2(a)(iv) exceeds the current liability for Taxes included in the Final Net Assets Calculation; (v) any Transaction Expenses of the Seller or the Transferred Entities required to be paid by Seller or any Transferred Entity as provided in Section 11.11 that are not paid at or prior to the Closing and are not included in the Closing Net Assets, and (vi) any fraud by Seller with respect to this Agreement or the transactions contemplated hereby.
(h)    No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any Person other than Purchaser or any Transferred Entity.
(i)    Indemnification Conditions. Notwithstanding any provision to the contrary contained in this Agreement, Seller shall be under no liability to indemnify Purchaser under Section 10.2(a) and no claim under Section 10.2(a) shall be made:
(i)    unless notice thereof shall have been given by or on behalf of Purchaser to Seller in the manner provided in Section 10.5, unless failure to provide such notice in a timely manner does not materially impair Seller’s ability to defend their rights, mitigate damages, seek indemnification from a third party or otherwise protect their interests; or
(ii)    to the extent such claim relates to an obligation or Liability for which Purchaser has agreed to indemnify Seller pursuant to Section 10.3.
10.3    Indemnification of Seller by Purchaser.
(k)    Indemnification. From and after the Closing, Purchaser shall keep and save Seller and Seller’s Affiliates, agents and other representatives forever harmless from and shall indemnify and defend Seller against any and all Damages, to the extent arising or resulting from (i) any breach of any representation or warranty of Purchaser under this Agreement (it being agreed and acknowledged by the Parties that for the sole purpose of the right to indemnification pursuant to this Section 10.3(a), the representations and warranties of Purchaser contained herein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach or inaccuracy results or may result in a Material Adverse Effect or Material Adverse Change), (ii) any breach or default by Purchaser of any covenant or agreement of Purchaser under this Agreement or any documents delivered pursuant hereto, (iii) all Taxes (A) of Purchaser and the Transferred Entities accrued from activity or transactions completed during the Post-Closing Tax Periods, (B) imposed on Purchaser with respect to payment of the Final Purchase Price, (C) of any member of an affiliated, consolidated, combined, or unitary group of which any Transferred Entity is a member after the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any similar Legal Requirements, or (D) imposed on any Transferred Entity as a transferee or successor, by contract, or pursuant to any Legal Requirement with respect to an event or transaction completed after the Closing Date, or (iv) Skowhegan Environmental Liabilities.
(l)    No provision in this Agreement shall prevent Purchaser from pursuing any of its legal rights or remedies that may be granted to Purchaser by law against any Person other than Seller.

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(m)    Indemnification Conditions. Notwithstanding any provision to the contrary contained in this Agreement, Purchaser shall be under no liability to indemnify Seller under Section 10.3(a) and no claim under Section 10.3(a) shall be made:
(vi)    unless notice thereof shall have been given by or on behalf of Seller to Purchaser in the manner provided in Section 10.5, unless failure to provide such notice in a timely manner does not materially impair Purchaser’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests; or
(vii)    to the extent such claim relates to an obligation or Liability for which Seller has agreed to indemnify Purchaser pursuant to Section 10.2.
10.4    Limitations on Indemnification Obligations.
(o)    Purchaser shall be entitled to seek indemnification for all indemnification claims under Section 10.2(a) (other than with respect to breaches of the representations and warranties in the following sections (collectively, the “Fundamental Reps”) Sections 2.1 (Authority), 2.2 (Authorization/Execution), 2.3 (No Conflicts), 2.4 (Title to Capital Stock of the Transferred Entities), 2.5 (Organization and Good Standing; No Subsidiaries) and Section 2.8(m) (Transferred Entities as pass through entities) only to the extent that the Damages attributable thereto are equal to or less than the amount of the Escrow Funds (the “Cap”). Except for claims by Purchaser for Damages with respect to Fundamental Seller Obligations or fraud by Seller, from and after the Closing and funding of the Escrow Deposit by Purchaser, Purchaser’s sole and exclusive remedy for any Damages for any breach of this Agreement or any other document executed in connection with this Agreement shall be a valid and timely claim against the Escrow Funds and Purchaser shall have no further recourse against Seller.
(p)    Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be entitled to recover for any Damages to the extent such Damages would be duplicative of any adjustment made in connection with, or have otherwise been taken into account in, the determination of Closing Net Assets.
(q)    Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be entitled to recover for any Damages for the breach of any representation or warranty under this Agreement (except for Damages resulting from a breach of any of the Fundamental Reps) unless the aggregate amount of all Damages for which Purchaser is otherwise entitled to indemnification pursuant to this Agreement exceeds $750,000 (the “Deductible”) and, in the event that Damages exceed the Deductible, only to the extent of such excess.
(r)    Payments by an Indemnifying Party in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim.
(s)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages (other than such damages

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paid to a third party in connection with a claim by such third party that is otherwise covered by indemnification under this Agreement), including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.
10.5    Method of Asserting Claims; Defense of Claims. In connection with any claim giving rise to indemnity under this Agreement resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement (each, a “Third Party Claim”) the following terms and conditions shall apply:
(j)    Notice. The indemnified party (“Indemnified Party”) shall promptly give written notice to the indemnifying party (“Indemnifying Party”) of any Third Party Claim which might give rise to any Damages to the Indemnified Party, stating the nature and basis of such Third Party Claim, and, when known, the amount thereof and the facts constituting the basis for such Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.
(k)    Control of Defense of Third Party Claims. Except as otherwise agreed among the Indemnified Party and Indemnifying Party, the Indemnified Party shall have control over the defense of all Third Party Claims, at the expense of the Indemnifying Party; provided, however, that the Indemnified Party shall keep the Indemnifying Party reasonably informed of the status of the defense of such Third Party Claims and use such counsel that is reasonably satisfactory to the Indemnifying Party. The Indemnified Party shall not pay or settle any Third Party Claim without the Indemnifying Party’s written consent, not to be unreasonably withheld or delayed; provided, however, that the Indemnified Party shall have the right to pay or settle any such Third Party Claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third Party Claim. The Indemnifying Party shall not, except with the consent of the Indemnified Party, not to be unreasonably withheld or delayed, enter into any settlement with respect to any Third Party Claim.
(l)    Non-Third Party Claims.
(i)    In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an Indemnity Notice to the Indemnifying Party. (The term “Indemnity Notice” means written notification of a claim for indemnity under Article 10 (which claim does not involve a Third Party Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 10.5, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.) The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

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(ii)    If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.
(m)    Purchaser may give notice under the Escrow Agreement of a claim in any amount to which it believes in good faith it may be entitled under this Article 10 to the extent any portion of the Escrow Funds remains subject thereto. If any portion of the Escrow Funds remains subject to the Escrow Agreement, any liability of the Seller for indemnification hereunder shall first be satisfied out of the Escrow Funds to the extent that sufficient funds are available thereunder.
(n)    Any payments made to an Indemnified Party pursuant to this Article 10 shall be treated as an adjustment to the Final Purchase Price for tax purposes.
ARTICLE 11
MISCELLANEOUS PROVISIONS
11.1    Entire Agreement. The Transaction Documents, the Disclosure Schedules and the Exhibits contain the entire understanding between the Parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the Parties and/or their Affiliates on the subject matter hereof, including the Letter of Intent dated November 6, 2013 by and among Alamo Group Inc. and Seller (the “Superseded Agreement”), which Superseded Agreements shall be of no further force or effect.
11.2    Further Assurances and Cooperation. Each Party shall execute, acknowledge and deliver to the other Party any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by the other Party at any time and shall take any and all other actions reasonably requested by the other Party at any time for the purpose of more effectively assigning, transferring, granting, conveying and conferring to Purchaser, the Transferred Interests. After consummation of the transactions contemplated in this Agreement, the Parties agree to cooperate fully (a) with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of the Transaction Documents and the transactions contemplated thereby, (b) in the preparation of any Tax Return, including, providing, or causing to be provided, any records and other information requested by any Party in connection therewith, as well as access to, and the cooperation of, the auditors of such Party, at the sole cost and expense of the Party making such request (unless required to have been provided under this Agreement or the contesting or defending Party is entitled to indemnification therefor under this Agreement), and (c) in connection with any Tax Proceeding.

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11.3    Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto; provided, however, that no Party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, except that, from and after the Closing, Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any subsidiary or other entity that is wholly-owned, directly or indirectly, by Purchaser, provided that no such assignment or delegation shall relieve Purchaser of any obligation hereunder without the express written consent of Seller.
11.4    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within the State of Delaware. The Parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any other jurisdiction shall apply to such dispute; and the Parties hereby covenant that they shall assert no such claim in any dispute arising under this Agreement.
11.5    Jurisdiction and Venue. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in Wilmington, Delaware (collectively, the “Specified Courts”), and each Party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.
11.6    Amendments. This Agreement may not be amended other than by a written instrument signed by the Parties hereto.
11.7    Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:
If to Seller, to:    Specialized Industries LP
c/o ELB Capital Management, LLC
4000 Chemical Road
Suite 401
Plymouth Meeting, PA 19462
Attn: Eric L. Blum
Telephone: (215) 495-1170

With a copy to:    Klehr | Harrison | Harvey | Branzburg LLP
1835 Market Street
Suite 1400

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Philadelphia, PA 19103
Attn: Daniel P. O’Brien, Esquire
Telephone: (215) 569-2700

If to Purchaser:    Alamo Group (USA) Inc.
1627 East Walnut
Seguin, Texas 78155
Attn: Ronald A. Robinson
Telephone: (830) 372-9614

With a copy to:    Strasburger & Price, LLP
2301 Broadway
San Antonio, TX 78215
Attention: J. David Oppenheimer
Telephone: (210) 250-6145

or at such other address for a Party as such Party may designate by notice hereunder to the other Parties.
11.8    Headings. The section and other headings contained in this Agreement, the Disclosure Schedules, and the Exhibits to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement, the Disclosure Schedules and Exhibits hereto.
11.9    Confidentiality and Publicity. The information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each Party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other Parties; provided, however, each Party shall be permitted to provide a copy of this Agreement to any applicable Governmental Authority as reasonably required or necessary, and further provided that the indirect parent of Purchaser is registered under the Exchange Act of 1934 and will disclose information regarding this Agreement and the transactions contemplated hereby as required by law. Accordingly, Purchaser and Seller shall not discuss with, or provide nonpublic information to, any third party (except for such Party’s attorneys, accountants, directors, officers and employees, the directors, officers and employees of any Affiliate of any Party hereto who agree to be bound by the confidentiality provisions of this Agreement, and other consultants and professional advisors) concerning this transaction, except: (a) as required in governmental filings or judicial, administrative or arbitration proceedings; (b) pursuant to public announcements made with the prior written approval of Seller and Purchaser, such approval not to be unreasonably withheld or delayed; or (c) as otherwise required by applicable law.
11.10    Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the Parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

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11.11    Expenses and Attorneys’ Fees. Except as otherwise provided in this Agreement, each Party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. Purchaser will pay all costs, fees and expenses associated with, or incurred with a view toward complying with, Purchaser’s obligations as a publicly traded company, including without limitation, all costs, fees and expenses relating to current and periodic reporting, compliance with laws and regulations applicable to public companies and reviewing, conforming and/or preparing financial statements and other information relating to the Transferred Entities. Purchaser, on the one hand, and Seller, on the other hand, will each pay one-half of (a) the HSR Act filing fee and (b) the fees and expenses of the escrow agent under the Escrow Agreement. If any action is brought by any Party to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover its court costs and reasonable attorneys’ fees.
11.12    Remedies Cumulative. Purchaser and Seller may enforce this Agreement in specific performance or damages, as well as any other remedy available at law; provided however, that the indemnification set forth in Article 10 hereof shall be the sole and exclusive remedy for damages for any breach of this Agreement from and after the Closing.
11.13    No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof but only by a written notice signed by the Party expressly waiving such term, covenant or condition. The subsequent acceptance of performance hereunder by a Party shall not be deemed to be a waiver of any preceding breach by any other Party of any term, covenant or condition of this Agreement, other than the failure of such other Party to perform the particular duties so accepted, regardless of the accepting Party’s knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.
11.14    Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any Party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
11.15    Construction. No Party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning and not strictly for or against any Party.
11.16    Counterparts. This Agreement may be executed in any number of counterparts (including through the transmission of signature pages by facsimile or electronic mail), each of

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which shall constitute an original for all purposes, and all of which, when taken together, shall constitute one and the same Agreement, binding on all of the Parties hereto.
11.17    Parent Obligations. Parent hereby absolutely, irrevocably and unconditionally guarantees, on a joint and several basis, the payment in full when due of all amounts required to be paid by Purchaser under this Agreement. Parent acknowledges and agrees that its obligations hereunder shall continue in full force and effect, without notice from any other party in the event the obligations of Purchaser under this Agreement or any of the other Transaction Documents are amended or in any way modified.
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IN WITNESS WHEREOF, this Membership Interests and Partnership Interests Purchase Agreement has been executed and delivered as of the day and year first above written.
PURCHASER:

Alamo Group (USA) Inc., a Delaware corporation

By:
Name:
Title:

SELLER:

Specialized Industries LP, a Delaware
limited partnership

By:
Name:
Title:

PARENT (for the limited purposes of Section 11.17):

Alamo Group Inc., a Delaware corporation

By:
Name:
Title:

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